SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

LAKELAND BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[Lakeland Logo]

LAKELAND BANCORP, INC.

250 OAK RIDGE ROAD

OAK RIDGE, NEW JERSEY 07438

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2009

Notice is hereby given that the Annual Meeting of Shareholders of Lakeland Bancorp, Inc. will be held at Perona Farms, 350 Andover Sparta Road, Andover, New Jersey 07821 on Thursday, May 21, 2009 at 5:00 p.m. for the following purposes:

1.	To elect three directors for three year terms.

2.	To approve the Lakeland Bancorp, Inc. 2009 Equity Compensation Program.

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2009.

4.	To obtain non-binding approval of the compensation of Lakeland Bancorp’s named executive officers as determined by the Compensation Committee.

5.	To transact such other business as may properly come before the meeting and/or any adjournment or adjournments thereof.

In accordance with the Bylaws of Lakeland Bancorp, Inc., the close of business on April 10, 2009, has been fixed as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Enclosed are the proxy statement and a form of proxy. You will also be receiving an annual report. You are cordially invited to attend this meeting. It is important that your shares be represented, regardless of the number you own. Whether or not you plan to attend the meeting, please return the proxy, duly signed, as promptly as possible, in the envelope provided to you, or vote by telephone or via the Internet, as described in the proxy statement.

By Order of the Board of Directors

GEORGE H. GUPTILL, JR.
SECRETARY

Oak Ridge, New Jersey

April [    ], 2009

LAKELAND BANCORP, INC.

PROXY STATEMENT

Annual Meeting of Shareholders: May 21, 2009

Approximate Mailing Date: April [    ], 2009

SOLICITATION OF PROXY

General

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF LAKELAND BANCORP, INC. (hereinafter called “Lakeland” or the “Company”) for use in connection with the Annual Meeting of Shareholders to be held at Perona Farms, 350 Andover Sparta Road, Andover, New Jersey 07821 on Thursday, May 21, 2009 at 5:00 p.m., and at any adjournments thereof. The matters to be considered and acted upon at such meeting are referred to in the enclosed notice of such meeting and are more fully discussed below.

Only shareholders of record at the close of business on April 10, 2009, the record date fixed by the Board of Directors, will be entitled to notice of, and to vote at, the Annual Meeting. If the enclosed proxy is properly executed and returned to Lakeland and not revoked before its exercise, all shares represented thereby will be voted as specified in the form of proxy. If the proxy is signed but no specification is given, the shares will be voted in favor of the Board’s nominees for election to the Board and in favor of Proposals 2 (approval of the Lakeland Bancorp, Inc. 2009 Equity Compensation Program), 3 (ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2009) and 4 (non-binding approval of the compensation of the Company’s named executive officers as determined by the Compensation Committee). The proxy will enable you to assure that your shares are voted and to aid in securing a quorum at the annual meeting.

In order to reduce the number of annual reports being sent to one address, only one annual report is being delivered to multiple security holders sharing an address unless Lakeland has received contrary instructions from one or more of the security holders. This is called “householding”. Lakeland will deliver a separate copy of the annual report to any security holder who requests a copy in writing or by telephone. If you wish to receive a separate copy of the 2008 annual report, or if you wish to receive a separate copy of future annual reports, please contact Mr. Harry Cooper at Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 (toll-free telephone 866-284-1291). If you are currently receiving multiple copies of the annual report at the same address, and wish to have one annual report sent to multiple security holders sharing that address in the future, please contact Mr. Cooper at the above address and telephone number.

The entire cost of this solicitation will be borne by Lakeland. Officers and regular employees of Lakeland may also, but without additional compensation, solicit proxies by further mailings, personal conversations, telephone, facsimile or e-mail. Lakeland will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries and Lakeland will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

All share information, including stock option information, contained in this proxy statement has been adjusted to reflect Lakeland’s previously effectuated 5% stock dividends.

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on May 21, 2009: This proxy statement and our 2008 annual report are available at www.lakelandbank.com.

Voting your Shares

Lakeland shareholders will have four alternative ways to vote:

•	by traditional paper proxy card;

•	by telephone;

•	via the Internet; or

•	in person at the Annual Meeting.

Please take a moment to read the instructions, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card. If proxy cards in the accompanying form are properly executed and returned, the shares represented thereby will be voted in the manner specified therein. If you vote by proxy card but make no specification on your proxy card that you have otherwise properly executed, your shares will be voted FOR the election of the Board’s nominees for director and FOR Proposals 2, 3 and 4.

Voting by Telephone. If you wish to vote by telephone and you are a shareholder of record of Lakeland, use a touch-tone telephone to call toll-free 1-800-PROXIES and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.

Voting by the Internet. If you wish to vote through the Internet and you are a shareholder of record of Lakeland, you can access the web page at www.voteproxy.com and follow the on-screen instructions. If you vote through the Internet, you must have your control number and the proxy card available when you access the web page.

If your shares are registered in the name of a broker or other nominee, the voting form your broker or other nominee sent you will provide telephone and Internet voting instructions.

The deadline for voting by telephone or through the Internet as a shareholder of record of Lakeland is 11:59 p.m., local time, on May 20, 2009. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker or other nominee for information about the deadline for voting by telephone or through the Internet.

Voting in Person. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Changing your Vote

You will be able to change your vote as many times as you wish and the last vote received chronologically by any means will supersede your prior vote(s). Please note, however, that if you vote by the Internet, the maximum number of times that you can access the website using any one control number is limited to five times per day.

Any Lakeland shareholder may revoke a proxy at any time before or at the Annual Meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the Annual Meeting to George H. Guptill, Jr., Corporate Secretary of Lakeland; or

•	Submitting a later-dated proxy card; or

•	Submitting a new proxy via telephone or the Internet.

A Lakeland shareholder should send any written notice of revocation or subsequent proxy card to Lakeland Bancorp, Inc., Attention: George H. Guptill, Jr., Corporate Secretary, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, or hand deliver the notice of revocation or subsequent proxy card to Mr. Guptill before the taking of the vote at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

CAPITAL STOCK OUTSTANDING

At the close of business on April 10, 2009, there were [            ] shares of Lakeland’s common stock, no par value (the “Common Stock”), outstanding and entitled to vote at the Annual Meeting. Each share will be entitled to one vote on all matters properly coming before the meeting. Provided that a quorum is present, directors will be elected by a plurality vote (there is no right to vote stock cumulatively) and approval of Proposals 2, 3 and 4 will require the affirmative vote of a majority of the votes cast with respect to each such proposal. A majority of the shares of Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast “for” or “against” are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Annual Meeting.

To Lakeland’s knowledge, no person beneficially owned more than 5% of the outstanding voting securities of Lakeland as of December 31, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Unless a shareholder either indicates “withhold authority” on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the three persons named in Table I below to serve until the expiration of their respective terms and thereafter until their successors shall have been duly elected and shall have qualified. If elected, the three nominees will serve for three year terms. Each of the Board’s nominees has consented to be named in this proxy statement and to serve as a director of the Company if elected. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election. Arthur L. Zande, whose term expires in 2009, is not standing for re-election and will retire effective on the Annual Meeting date in accordance with the age restrictions contained in the Company’s Bylaws. The Company does not plan to fill the vacancy created by Mr. Zande’s retirement at this time.

Table I sets forth the names and ages of the nominees for election to the Board of Directors, the positions and offices presently held by each such person within Lakeland, the period during which each such person has served on Lakeland’s Board of Directors, the expiration of their respective terms, the principal occupations and employment of each such person during the past five years, and the number of shares of Lakeland Common Stock which they beneficially owned as of March 1, 2009. Except as otherwise indicated, Table II sets forth comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, positions have been held for more than five years. Unless otherwise stated in the footnotes following the tables, the nominees and other directors listed in the tables have sole power to vote and dispose of the shares which they beneficially owned as of March 1, 2009. Shares covered by stock options are included in the tables below only to the extent that such options may be exercised by May 1, 2009.

All of the persons named in both tables have been directors of Lakeland and Lakeland Bank for at least five years, except as follows: (a) Robert E. McCracken, Paul G. Viall, Jr. and Janeth C. Hendershot were appointed to the Board of Lakeland on July 14, 2004, upon the consummation of the acquisition of Newton Financial Corp.,

(b) Stephen R. Tilton, Sr. was appointed to the Board of Lakeland Bank on February 27, 2007, (c) Paul G. Viall, Jr. was appointed to the Board of Lakeland Bank in July 2007, (d) Messrs. Guptill, McCracken and Ms. Hendershot were appointed to the Lakeland Bank Board on August 13, 2008, (e) Bruce D. Bohuny was appointed to the Boards of Lakeland and Lakeland Bank on July 11, 2007, and (f) Thomas J. Shara was appointed to the Boards of Lakeland and Lakeland Bank on April 2, 2008. Mark J. Fredericks is John W. Fredericks’ son.

TABLE I

NOMINEES FOR ELECTION AS DIRECTORS

NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM IF ELECTED	BUSINESS EXPERIENCE	SHARES BENEFICIALLY OWNED AS OF March 1, 2009
				NUMBER OF SHARES		PERCENT OF CLASS
Bruce D. Bohuny Age 40	2007	2012	President, Brooks Ltd. Builders, Franklin Lakes, NJ (10/1993 to present) (construction company)	68,379	(a)	.3%

Mary Ann Deacon Age 57	1995	2012	Secretary/Treasurer of Deacon Homes, Inc. (1980 to present) (real estate development), Sparta, NJ	266,048	(b)	1.1%

Joseph P. O’Dowd Age 62	1998	2012	President and Owner of O’Dowd Advertising of Montville, NJ (4/14/82 to present); partner of O’Dowd Associates (real estate holding company) (7/1/86 to present) and O’Dowd Realty (7/1/86 to present)	52,175	(c)	.2%

TABLE II

CONTINUING DIRECTORS

NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM	BUSINESS EXPERIENCE	SHARES BENEFICIALLY OWNED AS OF March 1, 2009
				NUMBER OF SHARES		PERCENT OF CLASS
John W. Fredericks Age 72	1989	2010	Chairman, Lakeland Bancorp, Inc. (6/1/99 to present); Chairman, Lakeland Bank (6/1/99 to present); Chairman and Owner (1/1/02 to 11/1/04) and President and Owner (prior years to 1/1/02), Fredericks Fuel & Heating Service, Oak Ridge, NJ	618,084	(d)	2.6%

NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM	BUSINESS EXPERIENCE	SHARES BENEFICIALLY OWNED AS OF March 1, 2009
				NUMBER OF SHARES		PERCENT OF CLASS
Robert E. McCracken Age 51	2004	2010	Sole managing member and owner (11/98 to present), REM, LLC (a real estate and investment company), Newton, NJ; owner/manager (1/00 to present), Wood Funeral Home, Branchville, NJ; owner/ manager (10/90 to present), Smith-McCracken Funeral Home, Newton, NJ	107,372	(e)	.5%

Thomas J. Shara Age 51	April 2, 2008	2010	President and CEO, Lakeland Bancorp, Inc. and Lakeland Bank (4/2/08 to present); President and Chief Credit Officer (5/07 to 4/1/08) and Executive Vice President and Senior Commercial Banking Officer (2/06 to 5/07), TD Banknorth, N.A.’s Mid-Atlantic Division; Executive Vice President and Senior Loan Officer, Hudson United Bancorp and Hudson United Bank (prior years to 2/06)	81,245	(f)	.3%

Stephen R. Tilton, Sr. Age 63	2001	2010	Chairman and Chief Executive Officer, Tilton Securities LLC, Upper Montclair, NJ (investment trader) (10/98 to present); Chairman and Chief Executive Officer, Chaumont Holdings, Inc. (real estate holding company) (9/92 to present); Chairman and Chief Executive Officer, Fletcher Holdings, LLC (commercial real estate company) (10/98 to present)	689,187	(g)	2.9%

NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM	BUSINESS EXPERIENCE	SHARES BENEFICIALLY OWNED AS OF March 1, 2009
				NUMBER OF SHARES		PERCENT OF CLASS
Paul G. Viall, Jr. Age 62	2004	2010	Vice Chairman (11/18/03 to November 2005), Newton Trust Company; Vice Chairman (11/18/03 to 7/1/04), Newton Financial Corp.; President and Chief Executive Officer (1997 to present), Ridgecrest Holdings LLC, Newton, NJ (venture capital management consulting)	104,995	(h)	.4%

Roger Bosma Age 66	1999	2011	President and CEO, Lakeland Bancorp, Inc. (6/1/99 to 4/2/08); President and CEO, Lakeland Bank (1/1/02 to 4/2/08)	115,279	(i)	.5%

Mark J. Fredericks Age 48	1994	2011	President of Keil Oil Company, Riverdale, NJ; President of Fredericks Fuel & Heating Service, Oak Ridge, NJ (1/1/02 to present)	426,959	(j)	1.8%

George H. Guptill, Jr. Age 70	1999	2011	Secretary, Lakeland Bancorp, Inc. and Lakeland Bank (6/11/07 to present); Chairman (1/1/04 to present) and President (1/1/90 to 1/1/04), Franklin Mutual Insurance Company, Branchville, NJ; Chairman (1/1/04 to present) and President (1/1/94 to 1/1/04), FMI, Inc., FMI Insurance Company and Fidelity Mohawk Insurance Company, Branchville, NJ	705,633	(k)	3.0%

NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM	BUSINESS EXPERIENCE	SHARES BENEFICIALLY OWNED AS OF March 1, 2009
				NUMBER OF SHARES		PERCENT OF CLASS
Janeth C. Hendershot Age 54	2004	2011	Global Project Business Leader (6/08 to present), Munich Reinsurance Group; Vice President (10/97 to 6/08), Munich Reinsurance America, Inc. (reinsurance company); Vice President (3/02 to 6/08), American Alternative Insurance Corporation (insurance company); Vice President (12/02 to 6/08), The Princeton Excess and Surplus Lines Insurance Company (insurance company), Princeton, NJ	79,073	(l)	.3%

Robert B. Nicholson, III Age 44	2003	2011	President and Chief Executive Officer, Eastern Propane Corporation, Oak Ridge, NJ (1988 to present); President and Chief Executive Officer, Eastern Propane Energy Corporation (1993 to present); General Partner, Eastern Properties, L.P. (1999 to present)	60,027	(m)	.3%

Arthur L. Zande * Age 74	1989	2009	Vice Chairman, Lakeland Bancorp, Inc. and Lakeland Bank (6/11/07 to present); Secretary, Lakeland Bancorp, Inc. and Lakeland Bank (3/10/04 to 6/11/07); Retired (1/1/02 to present); Vice President and Treasurer, Lakeland Bancorp, Inc. (6/1/99 to 12/31/01); President and CEO, Lakeland Bank (6/1/99 to 12/31/01)	63,190	(n)	.3%

* In accordance with the age restrictions contained in the Company’s Bylaws, Mr. Zande is not standing for re-election and will retire from the Board effective on the Annual Meeting date.

Included in the amounts beneficially owned listed in the tables, the directors of Lakeland held the following interests:

(a)	Includes 32,750 shares held by the Bohuny Family LLC of which Mr. Bohuny is a member; 296 shares held by Mr. Bohuny’s wife; 1,232 shares held by Mr. Bohuny as custodian for his children; and 10,500 shares issuable upon the exercise of stock options.
(b)	Includes 102,948 shares held in the name of the Mary Ann Deacon Limited Partnership; 15,029 shares held in the name of Mary Ann Deacon’s husband; 82,541 shares held in the name of the Philip Deacon Limited Partnership; and 48,267 shares held by the Deacon Home Inc. Profit Sharing Plan of which Ms. Deacon is a trustee.
(c)	Includes 23,138 shares owned jointly by Mr. O’Dowd and his wife; and 27,227 shares issuable upon the exercise of stock options.
(d)	Includes 172,080 shares owned by Mr. Fredericks’ wife; and 145,101 shares held in the name of Edward J. Fredericks and John W. Fredericks Trustees U/W Wilbur Fredericks Trust.
(e)	Includes 31 shares owned jointly by Mr. McCracken and his wife; 2,990 shares held as custodian for his children; 61,243 shares held by REM, LLC of which Mr. McCracken is sole managing member; and 30,940 shares issuable upon the exercise of stock options.
(f)	Includes 20,667 shares owned jointly by Mr. Shara and his wife; 578 shares held by a family partnership of which Mr. Shara and his wife are general partners; and 60,000 shares subject to restricted stock awards that have not yet vested. These shares vest in 25% annual increments beginning on December 1, 2009. All of these shares may be voted, unless forfeited.
(g)	Includes 7,838 shares held by Mr. Tilton’s wife; 3,037 shares held by Chaumont Holdings, Inc. of which Mr. Tilton is Chairman and Chief Executive Officer; 34,583 shares held by the Tilton Securities LLC Profit Sharing Plan of which Mr. Tilton is the beneficiary; and 33,502 shares issuable upon the exercise of stock options.
(h)	Includes 57,823 shares owned jointly by Mr. Viall and his wife; 10,419 shares held by Ridgecrest Holdings LLC of which Mr. Viall is President; and 36,754 shares issuable upon the exercise of stock options.
(i)	Includes 7,172 shares held jointly by Mr. Bosma and his wife; and 10,000 shares issuable upon the exercise of stock options.
(j)	Includes 40,303 shares owned by Mr. Fredericks’ wife; 137,791 shares held by Mark J. Fredericks as custodian for his children; 31,330 shares held by the Keil Oil Employee Profit Sharing Plan; 54,385 shares held by Mark J. Fredericks as Trustee for the Fredericks Fuel & Heating Service Profit Sharing Plan; 20,315 shares held by Fredericks Fuel & Heating Service of which Mark Fredericks is President; and 23,942 shares issuable upon the exercise of stock options.
(k)	Includes 623,549 shares held in the name of the Franklin Mutual Insurance Co., of which Mr. Guptill is Chairman. Mr. Guptill does not have the power to vote or dispose of the shares held by the Franklin Mutual Insurance Co.
(l)	Includes 36,754 shares issuable upon the exercise of stock options.
(m)	Includes 28,940 shares issuable upon the exercise of stock options.
(n)	Includes 3,095 shares held by Mr. Zande’s wife; and 31,907 shares issuable upon the exercise of stock options.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of Lakeland’s Common Stock as of March 1, 2009 by (i) the four Named Officers (as defined below under “Executive Compensation”) who are not directors of Lakeland and (ii) all current executive officers and directors of Lakeland as a group. Unless otherwise indicated, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned. For information concerning the beneficial ownership of Lakeland’s Common Stock by directors and nominees for director, see the tables above under “Election of Directors”. Shares covered by stock options are included in the table below only to the extent that such options may be exercised by May 1, 2009.

	Shares Beneficially Owned as of March 1, 2009
Shareholder	Number		Percent
Joseph F. Hurley	75,009	(A)	.3%
Robert A. Vandenbergh	121,445	(B)	.5%
Louis E. Luddecke	101,015	(C)	.4%
Jeffrey J. Buonforte	91,164	(D)	.4%
All current executive officers and directors as a group (21 persons)	3,875,802	(E)	16.0%

(A)	Includes 67,034 shares issuable upon the exercise of stock options. Also includes 3,188 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.
(B)	Includes 6,238 shares held jointly by Mr. Vandenbergh and his wife; 14,828 shares which have been allocated to Mr. Vandenbergh in the ESOP; and 79,530 shares issuable upon the exercise of stock options. Also includes 4,313 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.
(C)	Includes six shares held by Mr. Luddecke’s wife; and 64,637 shares issuable upon the exercise of stock options. Also includes 3,188 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.
(D)	Includes 7,805 shares held jointly by Mr. Buonforte and his wife; and 72,495 shares issuable upon the exercise of stock options. Also includes 3,188 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.
(E)	Includes an aggregate of 582,551 shares issuable upon the exercise of stock options; 89,065 shares subject to restricted stock awards that have not yet vested; and 14,828 shares which have been allocated under the ESOP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder require Lakeland’s directors, executive officers and 10% shareholders to file with the SEC certain reports regarding such persons’ ownership of Lakeland’s securities. Lakeland is required to disclose any failures to file such reports on a timely basis. Based solely upon a review of the copies of the forms or information furnished to Lakeland, Lakeland believes that during 2008, all filing requirements applicable to its directors and officers were satisfied on a timely basis, except that Ms. Deacon failed to file on a timely basis a report disclosing a purchase of shares in September 2008, Messrs. Shara, Zande, Bosma and Mark Fredericks, who were trustees of the Lakeland Bank Profit Sharing Plan, failed to file a report on a timely basis for Lakeland shares sold as part of the liquidation of such Plan in September 2008, and Roger Bosma, a director and former President and Chief Executive Officer of the Company, failed to file a report on a timely basis for a stock award granted to him in April 2008 in connection with his retirement. The failures to file on a timely basis were inadvertent, and the filings were made promptly after the failures were noted.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

During 2006, the SEC substantially revised the disclosures that we are required to make with respect to executive compensation. As part of the SEC’s revised executive compensation discussion requirements, issuers must provide a “Compensation Discussion and Analysis” in which issuers explain the material elements of their compensation of executive officers by describing the following:

•	the objectives of the issuer’s compensation programs;

•	the conduct that the compensation programs are designed to reward;

•	the elements of the compensation program;

•	the rationale for each of the elements of the compensation program;

•	how the issuer determines the amount (and, where applicable, the formula) for each element of the compensation program; and

•	how each element and the issuer’s decisions regarding that element fit into the issuer’s overall compensation objectives and affect decisions regarding other elements of the compensation program.

Our compensation philosophy is dictated by the Compensation Committee of our Board of Directors. The duties and responsibilities of the Compensation Committee, which consists entirely of independent directors of the Board, include the following:

•	Establish the compensation and benefits philosophy and strategy for the Company, in consultation with the chief executive officer;

•	In conjunction with the chief executive officer, determine performance measures and goals for measuring corporate performance as they relate to compensation;

•

In consultation with the Board of Directors, establish compensation awards for the chief executive officer, including salary, bonus, stock awards, and, if applicable, contracts and any supplemental compensation or benefit arrangements;

•

In consultation with the Board of Directors, review and approve compensation programs covering the other executive officers and, considering the recommendation of the chief executive officer, approve individual compensation awards for this group;

•	Evaluate competitive compensation levels for the “Executive Team” based on “peer group” companies;

•	Review overall compensation and benefits’ budget;

•	Review and recommend to the Board implementation or revision of any major compensation or benefit programs; and

•	Review and recommend to the Board all stock option, restricted stock and other equity alternative grants.

Roger Bosma, who was our President and Chief Executive Officer until his retirement on April 2, 2008, and Thomas J. Shara, who became President and Chief Executive Officer upon Mr. Bosma’s retirement, each participated in determinations regarding the compensation and design of our benefit programs for all employees, including our other executive officers. However, neither Mr. Bosma nor Mr. Shara participated in determining his own compensation.

Our Compensation Objectives and the Focus of Our Compensation Rewards

We believe that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. We reward executive officers in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to motivate them to perform in a manner that maximizes our corporate performance.

We view executive compensation as having three key elements:

•	a current cash compensation program consisting of salary and cash bonus incentives;

•	long-term equity incentives reflected in grants of stock options and/or restricted stock awards; and

•	other executive retirement benefits and perquisites.

These programs aim to provide our executives with an overall compensation package that is competitive with peer group institutions, and seek to align individual performance with our long-term business objectives.

We annually review our mix of short term performance incentives versus longer term incentives. We look to provide a reasonable balance of those incentives.

We also “benchmark” our compensation programs to a peer group. The Compensation Committee reviews the financial statements and other publicly available data of banking institutions in the tri-state area (New Jersey, New York and Connecticut) on an on-going basis. Asset size is the primary factor we consider in establishing our peer group.

Although we gain considerable knowledge about the competitiveness of our compensation programs through the benchmarking process and by conducting periodic studies, we recognize that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist. We believe that the combination of executive compensation programs that we provide fulfills our objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. We also believe that our incentive programs appropriately reward performance to achieve profitability and growth while at the same time allowing us to maintain controls over our compensation costs.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders. We provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis in the form of bonus compensation to reward superior performance as measured against specific short-term goals. We provide non-cash compensation to reward performance as measured against specific objectives and long-term strategic goals.

Specific Elements of Our Compensation Program

We have described below the specific elements of our compensation program for executive officers.

Salary. As consolidation continues within the banking industry, we believe that it is important for us to retain a competitive salary structure in order to retain our existing qualified executive officers and maintain a base pay structure consistent with the structures utilized for the compensation of similarly situated executives at similarly sized banking institutions. We maintain salary guidelines for our executive officers as part of a salary pay scale that is reviewed periodically, based upon industry standards. We believe that a key objective of our salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average, taking into account performance as well as seniority.

The Company entered into an employment agreement, effective April 2, 2008, with Thomas J. Shara, who joined the Company as President and Chief Executive Officer of the Company and Lakeland Bank upon Mr. Bosma’s retirement from those positions on April 2, 2008. Mr. Shara’s agreement provides that he will receive an annual base salary of at least $400,000. The agreement also contains change in control provisions. See “Employment Agreements and Other Arrangements with Executive Officers” for a description of Mr. Shara’s compensation arrangements. The other executive officers named in the summary compensation table have change in control provisions in their respective agreements, which are also described under “Employment Agreements and Other Arrangements with Executive Officers”.

Bonus. Bonus awards are designed to motivate executives by rewarding performance and are based on various factors such as the Company’s financial performance, including increases in net income and maintenance of credit quality thresholds. Upon his retirement in April 2008, Mr. Bosma received a cash bonus in the amount of $33,700 and a stock award of 625 shares of Common Stock, to reward him for his performance over his nine years of employment and the Company’s financial results for the first quarter of 2008. Based on the Company’s financial results for all of 2008, which were below the Company’s plan, the Compensation Committee made a recommendation to the Board of Directors that no bonuses be awarded to Mr. Shara or any of the other named executive officers for 2008.

Long-Term Incentive Compensation. We have provided long-term incentives to our executive officers through our 2000 Equity Compensation Program, as amended. We refer to this as our Equity Compensation Plan. Our Equity Compensation Plan permits the grant of stock options and restricted stock awards. Stock options previously have been granted to our executive officers at an exercise price equal to the then current market price of our Common Stock. Options and restricted stock awards under the Equity Compensation Plan are granted on a discretionary basis taking into account the Company’s financial performance, including the financial measures described above under “Bonus,” and each executive’s contribution to such performance. Based on the Company’s financial results for 2008, the Compensation Committee recommended to the Board of Directors that no options or restricted stock awards be granted to either Mr. Shara or any of the other named executive officers for 2008, except for Mr. Bosma, who received an automatic stock option to purchase 25,000 shares of Common Stock upon becoming a non-employee director of the Company after his retirement on April 2, 2008, as President and Chief Executive Officer, in accordance with the Equity Compensation Plan.

Other Elements of Compensation for Executive Officers. In order to attract and retain qualified executives, we provide executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through our 401(k) and various retirement plans, executive life insurance, and the use of automobiles. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the summary compensation table. In 2003, the Company and Lakeland Bank entered into a Supplemental Executive Retirement Plan Agreement with Mr. Bosma, which provides that he will receive an annual retirement benefit of $150,000 a year for a 15 year period when he reaches the age of 65. Mr. Bosma began receiving this payment in connection with his retirement as President and Chief Executive Officer of the Company and Lakeland Bank in April 2008. The Company has also entered into Supplemental Executive Retirement Plan Agreements with Mr. Shara and Mr. Vandenbergh. See “Employment Agreements and Other Arrangements with Executive Officers”. The Company also makes contributions to the Lakeland Bank Profit Sharing Plan on behalf of executive officers, as well as all other employees. The Board of Directors authorized a total contribution to the Lakeland Bank Profit Sharing Plan of $581,000 in 2008, as compared to $675,000 in 2007.

Employment Agreements.

Our agreements with the executive officers named in the summary compensation table are described later in this proxy statement. See “Employment Agreements and Other Arrangements with Executive Officers.”

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation. As a result, stock options granted under our Equity Compensation Plan are not subject to the limitations of Section 162(m). However, restricted stock awards granted under our Equity Compensation Plan generally will not be treated as performance-based compensation. Restricted stock award grants made to date under the Equity Compensation Plan have not been at levels that, together with other compensation, approached the $1,000,000 limit. Also, since we retain discretion over cash bonuses, those bonuses also will not qualify for the exemption for performance-based compensation.

It is our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.

Legislation Implemented in Response to Recent Periods of Economic Turmoil

In response to recent unprecedented market turmoil, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted on October 3, 2008. EESA authorizes the U.S. Treasury Department to provide up to $700 billion in funding for the financial services industry. Pursuant to the EESA, the Treasury was initially authorized to use $350 billion for the Troubled Asset Relief Program (TARP). Of this amount, the Treasury allocated $250 billion to the TARP Capital Purchase Program. On January 15, 2009, the second $350 billion of TARP monies was released to the Treasury. In February 2009, the Company received $59,000,000 under the TARP Capital Purchase Program.

Participants in the TARP Capital Purchase Program were required to accept several compensation-related limitations associated with this Program. In February 2009, five executive officers of the Company (Messrs. Shara, Hurley, Vandenbergh, Buonforte and Luddecke) agreed in writing to accept the compensation standards in existence at that time under the Capital Purchase Program and thereby cap or eliminate some of their contractual or legal rights. The provisions agreed to were as follows:

•

No golden parachute payments. The term “golden parachute payment” under the TARP Capital Purchase Program (as distinguished from the definition under the Stimulus Act referred to below) refers to a severance payment resulting from involuntary termination of employment, or from bankruptcy of the employer, that exceeds three times the terminated employee’s average annual base salary over the five years prior to termination. The Company’s “senior executive officers” (the CEO, the CFO and the next three highest-paid executive officers) have agreed to forego all golden parachute payments for as long as they remain senior executive officers of the Company and the Treasury continues to hold the equity securities that the Company issued to it under the TARP Capital Purchase Program (the period during which the Treasury holds those securities is referred to as the “CPP Covered Period”).

•

Clawback of Bonus and Incentive Compensation if Based on Certain Material Inaccuracies. Our senior executive officers agreed to a “clawback provision”. Any bonus or incentive compensation paid to them during the CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The senior executive officers acknowledged that each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to them was deemed amended to the extent necessary to give effect to such clawback and the restriction on golden parachute payments.

•	No Compensation Arrangements That Encourage Excessive Risks. The Company is required to review its benefit plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any benefit plan with respect to the senior executive officers, they agreed to negotiate such changes promptly and in good faith.

During the CPP Covered Period, the Company is not permitted to take federal income tax deductions for compensation paid to the senior executive officers in excess of $500,000 per year, subject to certain exceptions.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”) was enacted. The Stimulus Act contains several provisions designed to establish executive compensation and governance standards for financial institutions (such as the Company) that received or will receive financial assistance under TARP. In certain instances, the Stimulus Act modified the compensation-related limitations contained in the TARP Capital Purchase Program; in addition, the Stimulus Act created additional compensation-related limitations and directed the Treasury to establish standards for executive compensation applicable to participants in TARP. In their February 2009 agreements, the Company’s senior executive officers did not waive their rights with respect to the new provisions implemented by the Stimulus Act; other employees now covered by these new provisions were not asked and did not agree to waive their rights. The compensation-related limitations applicable to the Company which have been added or modified by the Stimulus Act are as follows, which provisions are expected to be included in standards established by the Treasury:

•

No severance payments. Under the Stimulus Act, the term “golden parachutes” is defined to include any severance payment resulting from involuntary termination of employment, except for payments for services performed or benefits accrued. Under the Stimulus Act, the Company is prohibited from making any severance payment to its “senior executive officers” (defined in the Stimulus Act as the five highest paid senior executive officers) and the Company’s next five most highly compensated employees during the period that the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Shares”) are outstanding.

•

Recovery of Incentive Compensation if Based on Certain Material Inaccuracies. The Stimulus Act contains the “clawback provision” discussed above but extends its application to any bonus awards and other incentive compensation paid to any of the Company’s senior executive officers and the next 20 most highly compensated employees during the period that the Series A Preferred Shares are outstanding that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

•

No Compensation Arrangements That Encourage Earnings Manipulation. Under the Stimulus Act, during the period that the Series A Preferred Shares are outstanding, the Company is prohibited from entering into compensation arrangements that encourage manipulation of the reported earnings of the Company to enhance the compensation of any of the Company’s employees.

•

Limit on Incentive Compensation. The Stimulus Act contains a provision that prohibits the payment or accrual of any bonus, retention award or incentive compensation to the Company’s five most highly compensated employees while the Series A Preferred Shares are outstanding other than awards of long-term restricted stock that (i) do not fully vest while the Series A Preferred Shares are outstanding, (ii) have a value not greater than one-third of the total annual compensation of such employee and (iii) are subject to such other restrictions as will be determined by the Treasury. The prohibition on bonuses does not preclude payments required under written employment contracts entered into on or prior to February 11, 2009.

•

Compensation Committee Functions. The Stimulus Act requires that the Company’s Compensation Committee be comprised solely of independent directors and that it meet at least semiannually to discuss and evaluate the Company’s employee compensation plans in light of an assessment of any risk posed to the Company from such compensation plans.

•

Compliance Certifications. The Stimulus Act will require an annual written certification by the Company’s chief executive officer and chief financial officer with respect to the Company’s compliance with the provisions of the Stimulus Act.

•

Treasury Review of Excessive Bonuses Previously Paid. The Stimulus Act directs the Treasury to review all compensation paid to the Company’s senior executive officers and its next 20 most highly compensated employees to determine whether any such payments were inconsistent with the purposes of the Stimulus Act or were otherwise contrary to the public interest. If the Treasury makes such a finding, the Treasury is directed to negotiate with the Company and the applicable employee for appropriate reimbursements to the federal government with respect to the compensation and bonuses.

•

Say on Pay. Under the Stimulus Act, the SEC is required to promulgate rules requiring a non-binding “say on pay vote” by the shareholders on executive compensation at the Company’s shareholder meetings during the period that the Series A Preferred Shares are outstanding. The SEC has issued guidance indicating that this requirement will apply to the Company’s 2009 Annual Meeting of Shareholders. See Proposal 4.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the three years ended December 31, 2008, 2007 and 2006, a summary of the compensation earned by Roger Bosma, who served as our President and Chief Executive Officer until April 2, 2008, Thomas J. Shara, who has served as our President and Chief Executive Officer since April 2, 2008, Joseph F. Hurley, our Chief Financial Officer, and our three other most highly compensated executive officers for 2008. We refer to the executive officers named in this table as the “Named Officers.” The Named Officers did not receive any compensation from non-equity incentive plans with respect to performance during 2008. The amount for Mr. Bosma in the “Bonus” column for 2008 is described in the notes below the table. The amounts in the Bonus column for 2007 represent bonuses earned in 2007 and paid in 2008. The amounts in the Bonus column for 2006 represent bonuses earned in 2006 and paid in 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Roger Bosma,	2008	242,308	42,950	—	29,955	7,177	105,937	428,327
President and Chief Executive Officer of Lakeland Bancorp and Lakeland Bank (until April 2, 2008)	2007	500,000	135,000	—	—	4,793	96,227	736,020
	2006	490,000	150,000	146,500	—	4,095	91,493	882,088

Thomas J. Shara,	2008	292,308	—	126,900	—	—	23,332	442,540
President and Chief Executive Officer of Lakeland Bancorp and Lakeland Bank (from April 2, 2008)	2007	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—

Joseph F. Hurley,	2008	240,000	—	16,597	—	—	26,219	282,816
Executive Vice President and Chief Financial Officer of Lakeland Bancorp	2007	229,000	41,500	9,153	—	—	27,928	307,581
	2006	218,000	45,000	—	—	—	24,336	287,336

Robert A. Vandenbergh,	2008	268,846	—	21,063	—	—	47,636	337,545
Senior Executive Vice President and Chief Operating Officer of Lakeland Bancorp	2007	250,000	40,000	9,153	—	—	52,955	352,108
	2006	218,000	45,000	—	—	—	44,890	307,890

Jeffrey J. Buonforte,	2008	205,075	—	16,597	—	—	25,409	247,081
Executive Vice President and Chief Retail Officer of Lakeland Bancorp	2007	195,000	37,000	9,153	—	—	27,165	268,318
	2006	185,000	40,000	—	—	—	27,042	252,042

Louis E. Luddecke,	2008	205,000	—	16,597	—	—	25,942	247,539
Executive Vice President and Chief Operations Officer of Lakeland Bancorp	2007	195,000	37,000	9,153	—	—	27,380	268,533
	2006	185,000	40,000	—	—	—	27,227	252,227

In the table above:

•

the 2008 “Bonus”: amount for Mr. Bosma consists of a cash bonus of $33,700 and the value of a 625 share unrestricted stock award, both of which were granted to Mr. Bosma in connection with his retirement as President and Chief Executive Officer of the Company in recognition of his service and contributions.

•

when we refer to amounts under “Stock Awards” and “Option Awards”, we are referring to the dollar amount recognized by us related to grants of restricted stock and stock options for financial statement purposes in accordance with FAS 123R, an accounting pronouncement which governs the manner in which we account for equity based compensation; in calculating such dollar amounts, we have made the assumptions described in the Notes to our Consolidated Financial Statements for the year ended December 31, 2008;

•

in calculating the amounts under “Stock Awards” and “Option Awards”, we have disregarded any estimate of forfeitures relating to service-based vesting conditions; for 2008, for all grantees of stock awards and option awards under our plans, forfeitures amounted to $0; and

•

when we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of Roger Bosma’s accumulated benefit under our Directors’ Deferred Compensation Plan from the measurement date used for preparing our 2007 year-end financial statements to the measurement date used for preparing our 2008 year-end financial statements. There were no above-market earnings on such deferred compensation in 2008. For a description of the Directors’ Deferred Compensation Plan, see “Directors Compensation”.

•	“all other compensation” for 2008 includes the following:

•

for Mr. Bosma, $66,713 for attending Board and committee meetings of the Company and Lakeland Bank, $2,291 for the use of an automobile, $802 for a tax gross-up for use of such automobile, $25,860 for the value of the automobile that was given to Mr. Bosma upon his retirement as President and Chief Executive Officer, $1,983 for premiums for group term life insurance for Mr. Bosma’s benefit, and $8,288 for the annual contribution to Lakeland’s Profit Sharing Plan on behalf of Mr. Bosma;

•

for Mr. Shara, $3,604 for the use of an automobile, $1,261 for a tax gross-up for use of such automobile, $467 for premiums for group term life insurance for Mr. Shara’s benefit and $18,000 for cash dividends paid on restricted stock;

•

for Mr. Hurley, $6,408 for the use of an automobile, $2,243 for a tax gross-up for use of such automobile, $1,985 for premiums for group term life insurance for Mr. Hurley’s benefit, $1,788 for cash dividends paid on restricted stock, $8,275 for the annual contribution to Lakeland’s Profit Sharing Plan on behalf of Mr. Hurley and a contribution of $5,520 to the Company’s 401(k) Plan on behalf of Mr. Hurley to match a pre-tax elective deferral contribution (included under “Salary”) made by Mr. Hurley to that Plan;

•

for Mr. Vandenbergh, $8,007 for the use of an automobile, $2,802 for a tax gross-up for use of such automobile, $2,568 for premiums for group term life insurance for Mr. Vandenbergh’s benefit, $2,388 for cash dividends paid on restricted stock, $8,467 for the annual contribution to Lakeland’s Profit Sharing Plan on behalf of Mr. Vandenbergh, a contribution of $5,520 to the Company’s 401(k) Plan on behalf of Mr. Vandenbergh to match a pre-tax elective deferral contribution (included under “Salary”) made by Mr. Vandenbergh to that Plan, and $17,884, representing the aggregate earnings in 2008 under a salary continuation agreement for Mr. Vandenbergh (of which $12,328 was used to pay the premium for additional life insurance and trustee fees for Mr. Vandenbergh) (see “Deferred Compensation” below);

•

for Mr. Buonforte, $5,902 for the use of an automobile, $2,066 for a tax gross-up for use of such automobile, $1,858 for premiums for group term life insurance for Mr. Buonforte’s benefit, $1,788 for cash dividends paid on restricted stock, $8,275 for the annual contribution to Lakeland’s Profit Sharing Plan on behalf of Mr. Buonforte and a contribution of $5,520 to the Company’s 401(k) Plan on behalf of Mr. Buonforte to match a pre-tax elective deferral contribution (included under “Salary”) made by Mr. Buonforte to that Plan; and

•

for Mr. Luddecke, $5,344 for the use of an automobile, $1,870 for a tax gross-up for use of such automobile, $2,851 for premiums for group term life insurance for Mr. Luddecke’s benefit, $1,788 for cash dividends paid on restricted stock, $8,569 for the annual contribution to Lakeland’s Profit Sharing Plan on behalf of Mr. Luddecke and a contribution of $5,520 to the Company’s 401(k) Plan on behalf of Mr. Luddecke to match a pre-tax elective deferral contribution (included under “Salary”) made by Mr. Luddecke to that Plan.

The Company has a Profit Sharing Plan for all eligible employees. The Company’s annual contribution to the plan is determined by its Board of Directors. Annual contributions are allocated to participants on a point basis for years of service and salary, with accumulated benefits payable at retirement, or, at the discretion of the plan committee, upon termination of employment. Contributions made by the Company on behalf of the Named Officers are included in the table above under “All Other Compensation”. During 2008, the Profit Sharing Plan assets were liquidated and the proceeds were distributed to the participants’ accounts. Going forward, an amount will be credited to each participant’s account for his or her share of the annual contribution to the Profit Sharing Plan.

Grant of Plan Based Awards

During 2008, our Named Officers did not receive any stock options or any awards under any non-equity incentive plan.

The following table sets forth, for each of the Named Officers, information regarding restricted stock awards and stock options that we granted to each Named Officer in 2008 under our 2000 Equity Compensation Program, as amended, which was our only equity incentive plan in effect during 2008. During 2008, our Named Officers did not receive stock awards or stock options under any other award plans. Roger Bosma received an option to purchase 25,000 shares of our Common Stock upon becoming a non-employee director after his retirement as President and Chief Executive Officer on April 2, 2008. Mr. Shara received a restricted stock award covering 60,000 shares of Common Stock upon joining the Company as President and Chief Executive Officer on April 2, 2008.

Name (a)	Grant Date (b)	All other Stock Awards: Number of Shares of Stock or Units (#) (i)	All other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Roger Bosma	4/2/08	—	25,000	13.16	85,585
Thomas J. Shara	4/2/08	60,000	—	—	789,600
Joseph F. Hurley	—	—	—	—	—
Robert A. Vandenbergh	—	—	—	—	—
Jeffrey J. Buonforte	—	—	—	—	—
Louis E. Luddecke	—	—	—	—	—

In the table above, we are disclosing:

•

in column (i), the restricted stock award granted to Mr. Shara on April 2, 2008, the date he joined the Company and Lakeland Bank as President and Chief Executive Officer. The shares of restricted stock granted to Mr. Shara vest in four equal annual installments beginning December 1, 2009. All restrictions on the restricted stock award lapse upon a change in control. Dividends are paid on the restricted stock, unless the shares are forfeited;

•

in column (j), the stock option awarded to Mr. Bosma on April 2, 2008, the date he became a non-employee director of the Company. The option vests in 20% annual installments beginning on the grant date;

•	in column (k), the exercise price of the stock option award to Mr. Bosma, representing the closing sale price of the Common Stock on the grant date; and

•

in column (l), the per share grant date fair market value under FAS 123R on the stock option grant for Mr. Bosma was $3.4234. The restricted stock award granted Mr. Shara was granted at a market value of $13.16.

Outstanding Equity Awards at December 31, 2008

The following table sets forth, for each of the Named Officers, information regarding option awards and stock awards outstanding at December 31, 2008. As of that date, all stock options held by the Named Officers were exercisable, except for the option to purchase 25,000 shares of Common Stock granted to Roger Bosma upon his becoming a non-employee director of the Company. His option vests in 20% installments beginning on the grant date. The vesting dates applicable to each stock award that was not vested on December 31, 2008 are described following the table. At December 31, 2008, the Named Officers did not hold any other equity awards.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Non-Exercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Roger Bosma	5,000	20,000	13.16	4/2/2018	—	—

Thomas J. Shara	—	—	—	—	60,000	675,600

Joseph F. Hurley	7,939	—	7.65	12/13/2010	3,188	35,896
	12,763		13.16	12/12/2011
	12,155		15.38	12/10/2012
	11,576		13.38	12/09/2013
	11,576		14.87	12/07/2014
	11,025		14.23	12/13/2015

Robert A. Vandenbergh	7,035	—	6.67	02/08/2010	4,313	48,564
	13,400		7.65	12/13/2010
	12,763		13.16	12/12/2011
	12,155		15.38	12/10/2012
	11,576		13.38	12/09/2013
	11,576		14.87	12/07/2014
	11,025		14.23	12/13/2015

Jeffrey J. Buonforte	13,400	—	7.65	12/13/2010	3,188	35,896
	12,763		13.16	12/12/2011
	12,155		15.38	12/10/2012
	11,576		13.38	12/09/2013
	11,576		14.87	12/07/2014
	11,025		14.23	12/13/2015

Louis E. Luddecke	5,542	—	7.65	12/13/2010	3,188	35,896
	12,763		13.16	12/12/2011
	12,155		15.38	12/10/2012
	11,576		13.38	12/09/2013
	11,576		14.87	12/07/2014
	11,025		14.23	12/13/2015

In the table above, we are disclosing:

•	in column (b), the number of shares of our Common Stock underlying unexercised stock options that were exercisable as of December 31, 2008;

•	in column (c), the number of shares of our Common Stock underlying unexercised stock options that were non-exercisable as of December 31, 2008;

•	in columns (e) and (f), respectively, the exercise price and expiration date for each stock option that was outstanding as of December 31, 2008;

•	in column (g), the number of shares of our Common Stock covered by stock awards that were not vested as of December 31, 2008; and

•	in column (h), the aggregate market value as of December 31, 2008 of the stock awards referenced in column (g).

In calculating the market values of restricted stock in the table above, we have multiplied the closing market price of our Common Stock on the last trading day in 2008, which was $11.26, by the applicable number of shares of Common Stock underlying the Named Officers’ stock awards. The stock awards included in the table above for Messrs. Hurley, Vandenbergh, Buonforte and Luddecke were granted on December 13, 2006 and December 12, 2007, and vest in four equal annual installments beginning one year after the grant date. The stock award for Mr. Shara was granted on April 2, 2008, and vests in four equal annual installments beginning December 1, 2009.

Options Exercised and Stock Awards Vested

The following table sets forth, for each of the Named Officers, information regarding stock options exercised during 2008 and stock awards vested during 2008. The phrase “value realized on exercise” represents the number of shares of Common Stock set forth in column (b) multiplied by the difference between the market price of our Common Stock on the date of exercise and the Named Officer’s exercise price. Similarly, the phrase “value realized on vesting” represents the number of shares of Common Stock set forth in column (d) multiplied by the market price of our Common Stock on the date on which the Named Officer’s stock award vested.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Roger Bosma	178,732	206,827	—	—
Thomas J. Shara	—	—	—	—
Joseph F. Hurley	—	—	1,281	12,874
Robert A. Vandenbergh	—	—	1,656	16,643
Jeffrey J. Buonforte	—	—	1,281	12,874
Louis E. Luddecke	—	—	1,281	12,874

Pension Plans

The following table sets forth, for each of the Named Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Officer’s retirement. In accordance with the SEC’s rules, the following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Roger Bosma	Supplemental Executive Retirement Plan	Not Applicable	1,358,153	112,500
Roger Bosma	Directors’ Deferred Compensation Plan	9.59	59,500	—
Thomas J. Shara	Supplemental Executive Retirement Plan	Not Applicable	43,235	—
Joseph F. Hurley	—	—	—	—
Robert A. Vandenbergh	—	—	—	—
Jeffrey J. Buonforte	—	—	—	—
Louis E. Luddecke	—	—	—	—

In the table above:

•

when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Officer’s accumulated benefits under the Supplemental Executive Retirement Plan and the Directors’ Deferred Compensation Plan, calculated as of December 31, 2008; and

•

column (e) refers to the dollar amount of payments and benefits actually paid or otherwise provided to the Named Officer during 2008 under our pension plans. As noted in the above table, Mr. Bosma received $112,500 under his SERP beginning in April 2008.

In 2003, the Company and Lakeland Bank entered into a Supplemental Executive Retirement Plan Agreement with Mr. Bosma, our former Chief Executive Officer, which provides that he will receive an annual retirement benefit of $150,000 a year, payable in monthly installments of $12,500 each for a 15-year period, when he reaches the age of 65. The Company intends to fund its obligations under this agreement with the cash surrender value of life insurance policies purchased by the Company in 2003 covering certain executive officers, including Mr. Bosma. The agreement was amended in December 2006 to comply with Section 409A of the Internal Revenue Code. Mr. Bosma began receiving this payment in connection with his retirement as President and Chief Executive Officer of the Company and Lakeland Bank in April 2008. For a description of the Directors’ Deferred Compensation Plan, see “Directors Compensation”.

See “Employment Agreements and other Arrangements with Executive Officers” for a description of other agreements with the Named Officers.

Deferred Compensation

The following table sets forth, for each of the Named Officers, information regarding each defined contribution plan that we maintain and each other plan that we maintain that provides for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in 2008 ($) (b)	Registrant Contributions in 2008 ($) (c)	Aggregate Earnings in 2008 ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at December 31, 2008 ($) (f)
Roger Bosma	—	—	—	—	—
Thomas J. Shara	—	—	—	—	—
Joseph F. Hurley	—	—	—	—	—
Robert A. Vandenbergh	—	—	17,884	12,328	217,565
Jeffrey J. Buonforte	—	—	—	—	—
Louis E. Luddecke	—	—	—	—	—

In the table above:

•	when we refer to the term “earnings”, we are referring to the aggregate interest or other earnings accrued to the Named Officer’s account during 2008;

•

the amount included in column (d) of this table is also included under the column “All Other Compensation” in the Summary Compensation Table set forth above (the amount in column (e) was paid out of the amount set forth in column (d)); and

•	the amount included in column (f) of this table was not included in our Summary Compensation Table in any prior year’s proxy statement or in the Summary Compensation Table set forth above.

The National Bank of Sussex County (“NBSC”) entered into a salary continuation agreement during 1996 with Mr. Vandenbergh, its president, which entitled him to certain payments upon his retirement. As part of the merger of the Company and NBSC’s parent (High Point Financial Corp.) in July 1999, the Company placed in trust amounts equal to the present value of the amounts that would be owed to Mr. Vandenbergh in his retirement. This amount was $381,000. The earnings for 2008 were $17,884 and the aggregate balance of the trust at December 31, 2008 was $217,565. We have no further obligation to pay additional amounts pursuant to this agreement. The $12,328 withdrawn in 2008 was used to pay the premium for additional life insurance and trustee fees for Mr. Vandenbergh. In December 2008, the salary continuation agreement with Mr. Vandenbergh was amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NBSC also provided Mr. Vandenbergh with a split dollar life insurance death benefit, pursuant to which his beneficiary will receive an amount equal to three times his last salary. The one time premium for such insurance was paid prior to 2008.

Employment Agreements and Other Arrangements with Executive Officers

Thomas J. Shara joined the Company as President and Chief Executive Officer of Lakeland and Lakeland Bank (the “Bank”) on April 2, 2008, in connection with the retirement of Roger Bosma from these positions. On May 22, 2008, Lakeland, the Bank and Mr. Shara, executed an Employment Agreement (the “Employment Agreement”) and a Supplemental Executive Retirement Plan Agreement (the “SERP”). Both the Employment Agreement and the SERP are effective as of April 2, 2008, the date Mr. Shara joined the Company.

The Employment Agreement provides that Mr. Shara will be employed as President and Chief Executive Officer of the Company and the Bank for a term commencing on April 2, 2008 (the “Effective Date”) and expiring on April 1, 2011 (the “Initial Term”). The Initial Term will automatically be extended for an additional one year period on each anniversary date of the Effective Date, unless on or before each such anniversary date either party provides written notice to the other of its (or his) intent not to extend the then current term, provided, however, that on and after the 15th anniversary of the Effective Date, if Mr. Shara remains employed, his employment will be on an at-will basis. The Initial Term and any renewal period through the 15th anniversary of the Effective Date collectively are referred to as the “Term”.

The Employment Agreement further provides that Mr. Shara will be nominated for election (i) as a member of the Bank’s Board of Directors at each annual meeting of the sole shareholder of the Bank occurring during the Term and (ii) as a member of the Company’s Board of Directors at each annual meeting of shareholders of the Company at which Mr. Shara’s term as a director of the Company expires occurring during the Term. Mr. Shara initially was appointed to the Bank Board and the Company Board on April 2, 2008, and was nominated to stand for election at the Company’s 2008 annual meeting of shareholders for a term of two years, at which he was so elected.

The Employment Agreement provides that Mr. Shara will receive a base salary of not less than $400,000 per year. He will participate in the executive bonus program as approved annually by the Company’s Board. Upon joining the Company on April 2, 2008, Mr. Shara received a restricted stock award of 60,000 shares. A total of 25% of such restricted shares will vest on each of December 1, 2009, December 1, 2010, December 1, 2011 and December 1, 2012, provided that Mr. Shara is an employee of the Company or the Bank on the respective vesting date. The Employment Agreement also provides that Mr. Shara will be entitled to participate in all employee benefit plans or programs, including without limitation the 401(k) Plan and Profit Sharing Plan, and to receive all benefits and perquisites, including without limitation an automobile, which are approved by the Boards of the Company and the Bank and are generally made available to executive officers of the Company, to the extent permissible under the general terms and provisions of such plans or programs.

The Employment Agreement provides that if Mr. Shara’s employment is terminated during the Term by the Company without Cause (as defined) or Mr. Shara resigns for Good Reason (as defined), Mr. Shara will receive a severance payment equal to 36 months of his annual base salary at the rate in effect as of the termination date. In addition, all of Mr. Shara’s restricted shares and stock options (to the extent not already vested) will become fully vested, and he will be permitted to exercise any such option for the period specified in the Company’s equity compensation plan as in effect at such time. He will also be entitled to the continuation of certain medical benefits. However, if within 90 days following a Change in Control (as defined), Mr. Shara’s employment is terminated without Cause or he resigns for Good Reason, then he will receive a severance payment equal to three times the sum of (a) an amount equal to his annual base salary at the rate in effect as of the termination date, plus (b) an amount equal to the highest annual bonus paid to Mr. Shara during the last three years prior to the his termination date.

The Employment Agreement provides that in the event it is determined that any payment or benefit made or provided by the Company or the Bank pursuant to the terms of the Employment Agreement or otherwise would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code, then Mr. Shara will be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) such that the net amount received by Mr. Shara after deduction of such Excise Tax and any federal, state and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment will be equal to the payments otherwise payable to him under the terms of the Employment Agreement. Mr. Shara also agrees in the Employment Agreement not to compete with the Bank’s business for a 12 month period following termination of employment in a geographic area equal to 20 miles from any of the Bank’s branches at the time of Mr. Shara’s termination of employment.

The SERP provides that Mr. Shara will receive a normal retirement benefit of $150,000 per year for 15 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $12,500 each. The SERP further provides that if, prior to a Change in Control, Mr. Shara resigns his employment with the Company or the Bank for Good Reason, his employment with the Company or the Bank terminates due to disability, or his employment with the Company or the Bank is terminated by the Company or the Bank other than for Cause, he will receive the same benefit of $150,000 per year for 15 years, payable in monthly payments of $12,500 each, commencing with the month following Mr. Shara’s 65th birthday. If Mr. Shara is employed by the Company or the Bank at the time of a Change in Control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Shara should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will commence within 60 days of receipt of a death certificate. If Mr. Shara should die after the benefit payments have commenced but before receiving all such payments, the Company will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Shara had he survived. The SERP provides that Mr. Shara is not entitled to any benefit under the SERP if (i) the Company terminates his employment for Cause, or (ii) he resigns his employment with the Company other than for Good Reason prior to the earlier of attaining age 65 or a Change in Control. Amounts payable under the SERP are subject to the same gross up provisions as are applicable under the Employment Agreement. Amounts payable under both the Employment Agreement and the SERP may be delayed in order to comply with Section 409A of the Internal Revenue Code.

Lakeland and Lakeland Bank also entered into agreements, dated March, 2001 and as amended by agreements dated March 10, 2003, with each of Messrs. Hurley, Vandenbergh, Buonforte and Luddecke (each, an “Executive”) providing for certain terms and conditions of their employment in the event of a change in control (each a “Change in Control Agreement”). Under such Change in Control Agreements, the term of each Executive’s employment becomes fixed for a period (the “contract period”) ending on the earlier of the Executive’s death, attainment of age 65, or the second anniversary of the date of such change in control. During the contract period, each Executive is to be employed in the same position as held by him immediately prior to such event, and is entitled to base salary equal to the annual salary in effect immediately prior to the change in control and bonus equal to the highest annual bonus paid during the three most recent fiscal years prior to the change in control. In addition, during the contract period, each Executive is entitled to certain other benefits and perquisites as in effect as of the change in control. If during the contract period, an Executive’s employment is terminated without “cause”, or he resigns for “good reason” (each as defined in the Change in Control Agreement), he will be entitled to continued life and health insurance benefits for the balance of the contract period and a lump sum cash payment equal to two times the sum of his highest salary and bonus paid to him during any of the three most recent calendar years prior to the change in control. For purposes of each Change in Control Agreement, the term “change in control” has the same meaning as under the Equity Compensation Plan. Each Change in Control Agreement contains confidentiality and non-compete covenants in favor of Lakeland.

In December 2008, the Change in Control Agreements with each of Messrs. Hurley, Vandenbergh, Buonforte and Luddecke were amended to comply with Section 409A of the Internal Revenue Code. The amendments provide for a six month payment delay and interest paid during that six month payment delay period, in accordance with Section 409A.

The Company entered into a Supplemental Executive Retirement Plan (“SERP”) agreement, dated December 23, 2008, with Mr. Vandenbergh. The SERP provides that Mr. Vandenbergh will receive a normal retirement benefit of $90,000 per year for 10 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $7,500 each. The SERP further provides that if, prior to a change in control Mr. Vandenbergh resigns his employment with the Company or the Bank for Good Reason (as defined), his employment with the Company or the Bank terminates due to disability or his employment with the Company or the Bank is terminated by the Company or the Bank other than for Cause (as defined), he will receive the same benefit of $90,000 per year for 10 years, payable in monthly payments of $7,500 each, commencing with the month following Mr. Vandenbergh’s 65th birthday. If Mr. Vandenbergh is employed by the Company or the Bank at the time of a change in control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Vandenbergh should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will commence within 60 days of receipt of a death certificate. If Mr. Vandenbergh should die after the benefit payments have commenced but before receiving all such payments, the Company will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Vandenbergh had he survived. The SERP provides that Mr. Vandenbergh is not entitled to any benefit under the SERP if (i) the Company terminates his employment for Cause, or (ii) he resigns his employment with the Company other than for Good Reason prior to the earlier of attaining age 65 or a change in control. Amounts payable under the SERP may be delayed in order to comply with Section 409A.

Had each of the Named Officers terminated employment as of December 31, 2008 in connection with a change in control, either through a termination by the Company (or a successor entity) without Cause or by the executive for Good Reason (as defined in the applicable agreements described above), the estimated amounts that each Named Officer would have been entitled to receive under their respective agreements are as follows: for Mr. Bosma: $0; for Mr. Shara: $3,468,000; for Mr. Hurley: $564,000; for Mr. Vandenbergh: $1,497,000; for Mr. Buonforte: $485,000; and for Mr. Luddecke: $474,000.

See “Deferred Compensation” for a description of a salary continuation agreement with Mr. Vandenbergh. See “Pension Plans” for a description of Mr. Bosma’s Supplemental Executive Retirement Plan Agreement.

See the “Compensation Discussion and Analysis - Legislation Implemented in Response to Recent Periods of Economic Turmoil” for a description of various limitations on the Named Officers’ compensation as a result of the Company’s participation in the TARP Capital Purchase Program.

Board Independence; Committees

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. NASDAQ adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, the Board has determined that the members of the Audit Committee satisfy all such definitions of independence. The Board has also determined that the following members of the Board satisfy the NASDAQ definition of independence: Mary Ann Deacon, Mark J. Fredericks, George H. Guptill, Jr., Janeth C. Hendershot, Robert E. McCracken, Robert B. Nicholson, III, Joseph P. O’Dowd, Stephen R. Tilton, Sr., Paul G. Viall, Jr. and Arthur L. Zande. In March 2007, the Board of Directors created a new position of presiding director, whose primary responsibility is to preside over periodic sessions of the Board of Directors in which management directors do not participate. Mary Ann Deacon was appointed as the first presiding director in 2007, with Joseph P. O’Dowd serving as the presiding director in 2008 and Stephen R. Tilton, Sr. serving as the presiding director in 2009.

During 2008, Lakeland’s Board of Directors held 14 meetings. Lakeland’s Board of Directors also maintains several Board committees, which include: Audit, Nominating and Corporate Governance, and Compensation.

The Audit Committee, consisting of George H. Guptill, Jr. (Chairperson), Joseph P. O’Dowd and Stephen R. Tilton, Sr., is responsible for reviewing the reports submitted by Lakeland’s independent registered public accounting firm and internal auditor and for reporting to the Board on significant audit and accounting principles, policies, and practices related to Lakeland. The Audit Committee met four times in 2008.

Lakeland is required to disclose whether the Board of Directors has determined that a member of the Audit Committee is an “audit committee financial expert”, as that term is defined in rules adopted by the SEC, and, if not, why not. Lakeland’s Board has not determined that any of the members of the Audit Committee is an audit committee financial expert. The Board has determined, however, that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The Board does not believe that it is necessary to search for any outside person who meets the definition of audit committee financial expert to serve on the Board and the Audit Committee. The Audit Committee has the authority to hire outside experts and consultants as it deems appropriate in carrying out its responsibilities.

The Nominating and Corporate Governance Committee consists of Robert McCracken (Chairperson), Mary Ann Deacon, Paul G. Viall, Jr. and Robert B. Nicholson, III. This committee is responsible for interviewing potential candidates for election to the Board and for nominating individuals each year for election to the Board. In addition, this committee is responsible for developing, recommending to the Board and reviewing annually the Board’s Corporate Governance Guidelines, including the Code of Ethics. This committee met four times in 2008.

The Compensation Committee, consisting of Mary Ann Deacon (Chairperson as of June 2008), Paul G. Viall, Jr. (former Chairperson through June 2008), Janeth C. Hendershot and Robert B. Nicholson, III, makes recommendations to the Board concerning compensation for Lakeland’s executive officers and directors. The Compensation Committee met eight times in 2008. During 2008, while the Compensation Committee made recommendations to the full Board concerning the grant of stock options and restricted stock awards under the Equity Compensation Plan, the Compensation Committee did not administer the Equity Compensation Plan, which was administered by the full Board. The Compensation Committee will administer the Company’s 2009 Equity Compensation Program. See Proposal 2.

Directors Compensation

The following table sets forth certain information regarding the compensation we paid to each individual who served as a director of Lakeland during 2008, other than Thomas J. Shara and Roger Bosma. None of our directors received option awards or stock awards during 2008 or any compensation under any non-equity incentive plan, except for Roger Bosma, who received a stock option grant in connection with his becoming a non-employee director of the Board after his retirement as President and Chief Executive Officer, and Thomas J. Shara, who received a restricted stock award covering 60,000 shares upon joining the Company. See the “Summary Compensation Table” for information pertaining to Messrs. Shara and Bosma.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bruce D. Bohuny	68,050	15,099	7,825	—	90,974
Mary Ann Deacon	81,225	—	10,729	—	91,954
John W. Fredericks	52,900	—	11,839	90,000	154,739
Mark J. Fredericks	70,050	—	9,144	—	79,194
George H. Guptill, Jr.	52,050	—	5,348	—	57,398
Janeth C. Hendershot	42,100	—	7,748	—	49,848
Robert E. McCracken	50,475	—	8,585	—	59,060
Robert B. Nicholson, III	76,650	—	8,788	—	85,438
Joseph P. O’Dowd	76,375	—	7,166	—	83,541
Stephen R. Tilton, Sr.	75,950	—	6,998	—	82,948
Paul G. Viall, Jr.	72,150	—	5,514	—	77,664
Arthur L. Zande	77,900	—	17,994	—	95,894

In the table above:

•

when we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that we paid or were accrued in 2008, including annual retainer fees, Lakeland and Lakeland Bank committee and/or chairmanship fees and meeting fees;

•	when we refer to amounts under “Option Awards”, we are referring to the dollar amount recognized by us for financial statement purposes in accordance with FAS 123R, an accounting pronouncement which governs the manner in which we account for equity based compensation; in calculating such dollar amounts, we have made the assumptions described in Notes to our Consolidated Financial Statements for the year ended December 31, 2008;

•

the aggregate number of option awards outstanding for each director other than Thomas J. Shara and Roger Bosma at December 31, 2008 were: for Mr. Bohuny, 26,250 shares; for Ms. Deacon, 0 shares; for Mr. John Fredericks, 0 shares; for Mr. Mark Fredericks, 23,942 shares; for Mr. Guptill, 0 shares; for Ms. Hendershot, 36,754 shares; for Mr. McCracken, 31,940 shares; for Mr. Tilton, 33,502 shares; for Mr. Nicholson, 28,940 shares; for Mr. O’Dowd, 27,227 shares; for Mr. Viall, 36,754 shares; and for Mr. Zande, 31,907 shares;

•

when we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of each director’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2007 year-end financial statements to the measurement date used for preparing our 2008 year-end financial statements. Our Directors’ Deferred Compensation Plan is our only defined benefit and actuarial plan in which directors participate. There were no above-market earnings on such deferred compensation in 2008; and

•	“all other compensation” includes for Mr. John W. Frederick’s, $90,000 additional compensation for services as Chairman of Lakeland.

During 2008, each director other than Thomas J. Shara received a fee of $1,850 for each meeting of Lakeland’s Board that he or she attended. In addition, each director, other than Mr. Shara, received a $15,750 retainer, with the exception of Mr. Bosma, who received a pro-rated retainer of $11,813 in 2008. Each director, other than Mr. Shara received committee fees for meetings attended. Members of the Lakeland Board committees (Compensation, Profit Sharing, ALCO, Nominating and Corporate Governance, Loan Review and Search) received $750 for each meeting attended, with the exception of the Audit Committee, which received $1,350 per meeting attended. George Guptill, Jr. received $5,000 for serving as Chairman of the Audit Committee, while Paul Viall Jr. received $2,500 for serving as Chairman of the Compensation Committee. Each member of Lakeland’s Board was present for 75% or more of the aggregate of the total meetings of the Board and committees on which he or she served.

During the first seven months of 2008, the Board of Directors of Lakeland Bank met twice a month. Each director received $1,250 for each meeting he or she attended. Beginning in August 2008, the Board of Directors of Lakeland Bank and the Company began to hold combined meetings and no additional fees were paid for attending the Lakeland Bank Board meetings. Also in August 2008, the Loan Committee of Lakeland Bank began meeting twice a month. The fee for attending each Loan Committee meeting was $1,000. Each director of Lakeland Investment Corp., a subsidiary of Lakeland Bank, received $575 as an annual fee.

The Board of Directors maintains the Directors’ Deferred Compensation Plan, which provides that any director having completed five years of service on Lakeland’s Board of Directors may retire and continue to be paid for a period of ten years at a rate ranging from $5,000 to $17,500 per annum, depending upon years of credited service. This plan is unfunded. In December 2008, the plan was amended to comply with Section 409A of the Internal Revenue Code, and to restrict further participation in the plan only to those eligible directors who became members of the Board on or before December 31, 2008.

Lakeland’s Equity Compensation Plan provides for automatic option grants to directors who are not otherwise employed by Lakeland or its subsidiaries. Upon commencement of service, a non-employee director will receive a stock option to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of the underlying Common Stock on the grant date. Options granted to non-employee directors are exercisable in 20% annual installments beginning on the date of grant. Mr. Roger Bosma, who became an outside director in April 2008, was granted a stock option covering 25,000 shares.

Compensation Committee Interlocks and Insider Participation

Lakeland’s Compensation Committee, which is currently comprised of Mary Ann Deacon (Chairperson), Paul G. Viall, Jr., Janeth C. Hendershot and Robert B. Nicholson, III, makes recommendations to the Board concerning compensation for Lakeland’s executive officers and directors.

Bruce D. Bohuny, a director of the Company, is the President of Brooks Ltd. Builders, a construction company. In 2008, Lakeland Bank paid Brooks Ltd. Builders a total of $995,000 for services performed at various Lakeland Bank branches.

Stephen R. Tilton, Sr., a director of Lakeland, is the Chairman and Chief Executive Officer of Fletcher Holdings, LLC, which owns a building in Little Falls, New Jersey in which Lakeland rents a branch office. During 2008, the Company paid $136,000 to Fletcher Holdings, LLC as rent and related expenses.

In 2008, the Company paid $162,000 to Fredericks Fuel & Heating Service, of which $150,000 was a prepayment for oil to be used in 2008 and 2009. The Company obtained a $60,000 refund from Fredericks Fuel & Heating Service in February 2009 as a result of the recent decrease in fuel costs. Mark J. Fredericks is a director of the Company and President of Fredericks Fuel & Heating Service.

Lakeland Bank has had, and expects to have in the future, transactions in the ordinary course of business with directors, officers, principal shareholders, and their associates, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and that do not involve more than the normal risk of collectability or other unfavorable features.

Policies and Procedures Concerning Related Party Transactions

The Audit Committee of the Board of Directors has adopted written procedures governing related party transactions. The procedures provide that:

•	related party transactions that have been previously approved by the full Board of Directors will not be included in the transactions that are approved by the Audit Committee;

•	any single related party transaction up to $5,000 is automatically deemed to be pre-approved by the Audit Committee;

•

either the Chairman or Vice Chairman of the Audit Committee is authorized to approve, prior to payment, related party transactions over $5,000 but not exceeding $10,000, and may override any previously approved transaction; and

•	related party transactions over $10,000 must be approved, prior to payment, by a majority of the members of the Audit Committee.

In general, the Audit Committee reviews related party transactions on a quarterly basis. By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

Nominating and Corporate Governance Committee Matters

Nominating and Corporate Governance Committee Charter. The Board has adopted a Nominating and Corporate Governance Committee charter to govern such Committee. A copy of the current Nominating and Corporate Governance Committee’s charter was attached as Annex A to the proxy statement for our 2008 annual meeting.

Independence of Nominating and Corporate Governance Committee Members. All members of the Nominating and Corporate Governance Committee of the Board of Directors have been determined to be

“independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders. The Nominating and Corporate Governance Committee’s charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating and Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•

must not serve as attorney for any other financial institution or bank or savings and loan holding company and must not be on the board of any other financial institution or bank or savings and loan holding company in the Company’s market area;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of Board membership;

•	must have a desire to ensure that the Company’s operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules and regulations;

•	must have a dedication to the representation of the best interests of the Company and all of its shareholders;

•	must have a reputation, in one or more of the communities serviced by Lakeland and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation and particularly, a bank holding company; and

•

must have experience, either as a member of the board of directors of another public or private corporation or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating and

Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;

•	a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third Party Recommendations. In connection with the 2009 Annual Meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company’s Common Stock for at least one year.

Audit Committee Matters

Audit Committee Charter. The Audit Committee performed its duties during 2008 under a written charter approved by the Board of Directors. A copy of the current Audit Committee Charter was attached as Annex B to the Company’s 2007 proxy statement.

Independence of Audit Committee Members. Lakeland’s Common Stock is listed on the NASDAQ Global Select Market and Lakeland is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Report. In connection with the preparation and filing of Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2008:

(1) the Audit Committee reviewed and discussed the audited financial statements with Lakeland’s management;

(2) the Audit Committee discussed with Lakeland’s independent registered public accounting firm the matters required to be discussed by SAS 61, as amended by SAS 90;

(3) the Audit Committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent account’s independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2008 Annual Report on Form 10-K.

By:	The Audit Committee of the Board of Directors:

George H. Guptill, Jr., Chairperson
Joseph P. O’Dowd
Stephen R. Tilton, Sr.

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

Audit Fees. Audit fees billed or expected to be billed to Lakeland by Grant Thornton for the audit of the financial statements included in Lakeland’s Annual Reports on Form 10-K, reviews of the financial statements included in Lakeland’s Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings, for the years ended December 31, 2007 and 2008 totaled approximately $333,556 and $391,372, respectively.

Audit-Related Fees. Lakeland was billed $9,610 and $0 by Grant Thornton for the years ended December 31, 2007 and 2008, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption Audit Fees above, such as the audit of employee benefit plans.

Tax Fees. Lakeland was billed an aggregate of $192,510 and $113,400 by Grant Thornton for the fiscal years ended December 31, 2007 and 2008, respectively, for tax services, principally advice regarding the preparation of income tax returns.

All Other Fees. Lakeland was billed an aggregate of $0 and $0 by Grant Thornton for the fiscal years ended December 31, 2007 and 2008, respectively.

Other Matters. The Audit Committee of the Board of Directors has considered whether the provision of the Audit-Related Fees, Tax Fees and All Other Fees are compatible with maintaining the independence of Lakeland’s principal accountant.

Applicable law and regulations provide an exemption that permits certain services to be provided by Lakeland’s outside auditors even if they are not pre-approved. Lakeland has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Code of Ethics

Lakeland is required to disclose whether it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Lakeland has adopted such a code of ethics and has posted a copy of the code on its internet website at the internet address: http://www.lakelandbank.com. Copies of the code may be obtained free of charge from the Company’s website at the above internet address.

Shareholder Communication with the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to Lakeland’s Chairman of the Board and should be sent to such individual c/o Lakeland Bank, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Chairman’s receipt of such a communication, Lakeland’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend Lakeland’s annual meeting of shareholders. Each of the members of the Board attended the Company’s 2008 annual meeting of shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Discussion and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

Mary Ann Deacon (Chairperson)

Paul G. Viall, Jr.

Janeth C. Hendershot

Robert B. Nicholson, III

Other Compensation Committee Matters

Charter. Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the Compensation Committee’s charter is attached to this proxy statement as Annex A.

Authority, Processes and Procedures. Our Compensation Committee is responsible for administering our employee benefit plans, for establishing and recommending to the Board the compensation of our President and Chief Executive Officer and for reviewing and approving compensation programs covering our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members. Each of Mr. Bosma (prior to his retirement as President and Chief Executive Officer) and Mr. Shara (our current President and Chief Executive Officer) participated in Committee deliberations regarding the compensation of other executive officers, but did not participate in deliberations regarding his own compensation. The Compensation Committee also has the authority to hire compensation consultants to assist it in carrying out its duties.

Consultants. During our fiscal year ended December 31, 2008, the Compensation Committee continued its engagement of Saber & Associates to assist the Board in developing an executive management compensation plan aligned with the Board’s Budget/Strategic Plan and comparable with the Company’s peers in the banking industry. Also during 2008, the Board’s Search Committee (comprised of Mary Ann Deacon, Stephen R. Tilton, Sr., Paul G. Viall, Jr. and Arthur L. Zande), which was charged with finding a new chief executive officer for Lakeland and Lakeland Bank in light of Roger Bosma’s retirement in 2008, continued its engagement of the consulting firm of Korn Ferry International to assist in such search.

PROPOSAL 2

APPROVAL OF THE 2009 EQUITY COMPENSATION PROGRAM

General

On February 11, 2009, our Board of Directors adopted the Lakeland Bancorp, Inc. 2009 Equity Compensation Program (the “2009 Program”), subject to the approval of our stockholders. Our Board adopted the 2009 Program to replace our Amended and Restated 2000 Equity Compensation Program the (“2000 Program”) which will expire on February 8, 2010, unless earlier terminated by the Board.

The general purpose of the 2009 Program is to provide an incentive to our employees, officers and directors, including the officers, directors and employees of our subsidiaries, by enabling them to share in the future growth of our business. Our Board of Directors believes that the granting of stock options, restricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of our company by those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success.

The Board believes that the 2009 Program will advance our interests by enhancing our ability to (a) attract and retain employees, officers and directors who are in a position to make significant contributions to our success; (b) reward our employees, officers and directors for these contributions; and (c) encourage employees, officers and directors to take into account our long-term interests through ownership of our shares.

If the 2009 Program is approved by shareholders, no additional options to purchase shares of Common Stock or restricted shares will be granted under the 2000 Program. As of March 1, 2009, there were approximately 600,000 shares authorized for issuance under the 2000 Program that had not been granted.

Description of the 2009 Equity Compensation Program

The following description of the principal terms of the 2009 Program is a summary and is qualified in its entirety by the full text of the 2009 Program, which is attached as Annex B to this proxy statement.

Administration. The 2009 Program provides that it will be administered by our Board of Directors or by a committee appointed by our Board of Directors (as the case may be, the “Program Administrator”). The Program Administrator may grant options to purchase shares of our Common Stock, restricted stock units (“RSUs”) payable in shares of our Common Stock, as well as restricted shares of our Common Stock. The Program Administrator also has authority to determine the terms and conditions of each option or other kind of equity award and adopt, amend and rescind rules and regulations for the administration of the 2009 Program. No options or awards may be made under the 2009 Program after February 28, 2019, but the 2009 Program will continue thereafter while previously granted options, RSU awards and restricted stock awards remain subject to the 2009 Program.

Eligibility. Persons eligible to receive options, RSUs or other awards under the 2009 Program are those employees, officers and directors of our company and our subsidiaries who, in the opinion of the Program Administrator, are in a position to contribute to our success. As of March 1, 2009, we had thirteen non-employee directors and 602 employees, including eight executive officers.

Shares Subject to the 2009 Program. The aggregate number of shares of Common Stock available for issuance in connection with options and awards granted under the 2009 Program will be 2,000,000, subject to customary adjustments for stock splits, stock dividends or similar transactions. If any option (including any incentive stock option) granted under the 2009 Program terminates without having been exercised in full or if any RSU or restricted stock award is forfeited, the number of shares of Common Stock as to which such option or award was forfeited will be available for future grants under the 2009 Program. No employee, officer or director may receive options, restricted shares and/or RSUs relating to more than 300,000 shares of our Common Stock in the aggregate in any calendar year.

Terms and Conditions of Options. Options granted under the 2009 Program may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Program Administrator will determine the exercise price of options granted under the 2009 Program. The exercise price of options, however, must be at least equal to the fair market value per share of our Common Stock (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder) at the time the option is granted. The closing sales price of our Common Stock on the NASDAQ Global Select Market on April     , 2009 was $            per share.

No option may be exercisable for more than ten years (five years in the case of an incentive option granted to a ten-percent stockholder) from the date of grant. Options granted under the 2009 Program will be exercisable at such time or times as the Program Administrator prescribes at the time of grant.

Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of our Common Stock having a fair market value equal to the purchase price, or (c) a combination of these methods. An optionee also may enter into a cashless exercise arrangement which permits the exercise price to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the holder of an option granted pursuant to Part II of the 2009 Program (a nonstatutory stock option) may transfer the option to a family member or family trust for estate planning purposes in a manner approved by the Program Administrator. Options that are exercisable at the time of a recipient’s termination of service generally will continue to be exercisable for a period of 90 days. If the termination was due to the death or disability of the recipient, the option will continue to be exercisable for a period of one year. If the termination was for cause, the options will terminate upon the recipient’s termination of service. If an employee retires from employment at age 65 or older and after at least five years of continuous service, then upon retirement, all of the employee’s options will be exercisable and will remain exercisable for a period of 90 days.

Terms and Conditions of Stock Awards. The Program Administrator may also grant a restricted stock award and/or a restricted stock unit award to any eligible employee, officer or director, and an unrestricted stock award to a director in payment of directors’ fees. Under a restricted stock award, shares of Common Stock that are the subject of the award are generally subject to restrictions on transfer to the extent that the recipient terminates service with us prior to the award having vested or if the performance goals established by the Program Administrator as a condition of vesting are not achieved. Shares of Common Stock subject to a restricted stock award cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award unless and until the applicable restrictions lapse. If the recipient of a restricted stock award terminates service with us before the restrictions have lapsed with respect to all shares, the shares for which the restrictions have not lapsed will be forfeited or returned to us. Unless otherwise determined by the Program Administrator, holders of restricted shares will have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock. Unrestricted stock awards are grants of shares of Common Stock that are not subject to forfeiture. The recipient of a restricted stock unit award will be entitled to receive a number of our shares of Common Stock that is equal to the number of units granted if and when the units vest. Vesting conditions may be based on the recipient’s continued service to the company or upon achievement of performance goals established by the Program Administrator.

To the extent that the Program Administrator grants stock awards that are subject to the satisfaction of performance goals specified by the Program Administrator (“performance awards”), the Program Administrator shall establish the specified levels of performance goals. Performance goals may be weighted for different factors and measures. The Program Administrator will have discretion to make adjustments to a performance award in certain circumstances, such as when a person is promoted into a position of eligibility for a performance award, is transferred between eligible positions with different performance goals, terminates employment and is subsequently rehired, takes a leave of absence, or other similar circumstances deemed appropriate by the Program Administrator. The Program Administrator may also increase or decrease a stock award to any individual, except that an award intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code may not be increased. The Program Administrator will certify the degree of attainment of performance goals after the end of each year.

If stock awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Code as “performance-based compensation,” the performance criteria will be selected from among the following, which may be applied to our company as a whole, or to an individual recipient, or to a department, unit, division or function within the company or an affiliate, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices): (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Program Administrator deems appropriate and, if the Program Administrator so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation; (f) earnings growth or growth in earnings per share; (g) return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings or growth in earnings per share; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) average inventory turnover; or (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures.

Effect of Certain Corporate Transactions. In the event that our company merges or consolidates with another corporation, or if our company liquidates or sells substantially all of its assets, or if a person or entity or a group of persons and/or entities acting in concert becomes the beneficial owner of 51% or more of our outstanding voting securities, then all vesting periods applicable to options, RSUs and restricted stock awards will be deemed to have been satisfied as a result of such event. In the event of a merger or consolidation or a sale of substantially all of our company’s assets, each holder of an option will be entitled, upon exercise of the option, to receive, in lieu of shares of our Common Stock, the securities or other property to which the holder would have been entitled if the option had been exercised immediately prior to such event. In connection with such an event, the successor corporation may assume the options granted under the 2009 Program. However, if the successor corporation does not assume the options, then the Board may require the options to be exercised prior to such an event and cancel such options.

Amendment, Termination. Our Board may at any time amend the 2009 Program for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of our stockholders, the Board may not (a) increase the number of shares of Common Stock available under the 2009 Program, (b) change the group of individuals eligible to receive options and/or other awards, or (c) extend the term of the 2009 Program. In addition, under NASDAQ rules, we will be required to obtain shareholder approval for “material amendments” to the 2009 Program, as such term may be interpreted by NASDAQ.

Federal Income Consequences

Following is a summary of the federal income tax consequences of option and other grants under the 2009 Program. Optionees and recipients of other awards granted under the 2009 Program are advised to consult their personal tax advisors before exercising an option or award or disposing of any stock received pursuant to the exercise of an option or award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

Treatment of Options

The Code treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the 2009 Program, nor will our company be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option, an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. Our company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. We will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of our Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain if the stock has been held for more than a year. If an optionee makes a disqualifying disposition, our company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of the Common Stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or our company upon the grant of a restricted stock award. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and our company generally will be entitled to a corresponding deduction equal to the fair market value of the Common Stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and our company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award will recognize ordinary income, and our company generally will be entitled to a corresponding deduction, equal to the fair market value of our Common Stock that is the subject of the award when the award is made.

The recipient of a restricted stock unit will recognize ordinary income as and when the units vest. The amount of the income will be equal to the fair market value of the shares of our Common Stock issued at that time, and our company will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election.

Potential Limitation on Company Deductions

Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to grants under the 2009 Program, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Code Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a committee comprised solely of “outside directors”; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

Tax Withholding

As and when appropriate, we will require each recipient of an option or other award under the 2009 Program to pay any federal, state or local taxes required by law to be withheld.

Option Grants and Other Awards

The grant of options and other awards under the 2009 Program is discretionary, and we cannot determine now the number or type of options to be granted in the future to any particular person or group.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve Proposal 2.

The Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 3

RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

Action will be taken at the Annual Meeting to ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009. Grant Thornton LLP, which became the independent accountants of Lakeland beginning with the financial statements for the quarter ended March 31, 1999, were the Company’s independent accountants in 2006, 2007 and 2008. The Company has been advised by Grant Thornton LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company. We are asking our shareholders to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board considers the selection of the independent registered accounting firm to be an important matter of shareholder concern and is submitting the selection of Grant Thornton LLP to our shareholders for ratification as a matter of good corporate practice.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background of the Proposal

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”) into law. The Stimulus Act contains a requirement that those financial institutions, like the Company, which have sold preferred stock and issued warrants to the U.S. Department of the Treasury under the Capital Purchase Program permit a separate and non-binding shareholder vote to approve the compensation of the financial institution’s executive officers. The SEC has recently issued guidance that requires participants in the Capital Purchase Program to submit to shareholders annually for their approval the executive compensation arrangements as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements.

Executive Compensation

The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. Consistent with the objective of aligning the compensation of the Company’s executive officers with the annual and long-term performance of the Company and the interests of the Company’s shareholders, and, in light of the downturn in the financial markets and its impact on the Company’s financial results and stock price, the Company did not pay any bonuses or grant any stock options or restricted stock awards to the Company’s named executive officers for 2008, other than a cash bonus and unrestricted stock award granted to Mr. Bosma in connection with his retirement. See “Executive Compensation”.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

As required by the Stimulus Act and the guidance provided by the SEC, the Board of Directors has authorized a shareholder vote on the Company’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this proxy statement, the accompanying narrative disclosures and the other compensation information provided in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders of Lakeland Bancorp, Inc. approve the overall executive compensation policies and procedures employed by the Company, as described in the Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders.”

Vote Required; Effect

Approval of the Company’s executive compensation policies and procedures will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation policies and procedures are approved. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” Proposal 4.

INDEPENDENT ACCOUNTANTS

Relationship with Independent Accountants. Grant Thornton LLP, which became the independent accountants of Lakeland beginning with the financial statements for the quarter ended March 31, 1999, were the Company’s independent accountants in 2008, and have been engaged as the Company’s independent accountants for 2009. See Proposal 3. It is anticipated that a representative of Grant Thornton will be present at the Annual Meeting and will be available to answer questions.

OTHER MATTERS

Management is not aware of any other business to be brought up at the meeting for action by shareholders at such meeting other than the matters described in the notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to management at the time of printing hereof and which may come properly before the meeting.

SHAREHOLDER PROPOSALS

If a Lakeland shareholder intends to present a proposal at Lakeland’s 2010 annual meeting of shareholders, the proposal must be received by Lakeland at its principal executive offices not later than                     , 2009 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by                     , 2010 in order for the proposal to be considered at Lakeland’s 2010 annual meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting. For a description of procedures for nominations to be submitted by shareholders, see “Nominating and Corporate Governance Committee Matters.”

By Order of the Board of Directors:

George H. Guptill, Jr.
Secretary

A copy of Lakeland Bancorp, Inc.’s annual report for the year ended December 31, 2008, including financial statements, accompanies this Proxy Statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of Lakeland Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Mr. Harry Cooper, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438.

ANNEX A

LAKELAND BANCORP, INC.

COMPENSATION COMMITTEE CHARTER

THE ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee in recommending to the Board of Directors plays a crucial role in overseeing compensation plans for all employees and in setting specific pay levels for the company’s top executives, and for outside directors. The members of that Committee forge the key link for the Board and management in balancing the interests of shareholders with those of management.

COMPOSITION

The Compensation Committee will be composed of three or more directors, none of whom will be an employee of the Company and each of whom will meet the independence requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Compensation Committee will be “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act, and “outside directors” as defined in Section 162(m) of the Internal Revenue Code.

The members of the Compensation Committee will be appointed by the Board of Directors at the annual organizational meeting of the Board and will serve until the next annual organizational meeting or until their respective successors will be duly elected and qualified.

GENERAL RESPONSIBILITIES

The Committee’s mission will be to assure that the company’s compensation program is effective in attracting and retaining key talent, that it links pay to performance that it is administered fairly, is aligned with the strategy and values of Lakeland Bank, and is in the shareholders’ interests. The Compensation Committee will recommend to the Board of Directors compensation policy including salary and benefits.

SPECIFIC RESPONSIBILITIES

The Compensation Committee will:

a)	Establish the compensation and benefits philosophy and strategy for the Company, in consultation with the CEO. (Overall Compensation Strategy)

b)	In conjunction with the CEO determine performance measures and goals for measuring corporate performance as they relate to compensation.

c)	Establish a process and measures the performance of the CEO including the setting of performance goals.

d)	Recommend to the Board compensation awards for the CEO, including salary, bonus, stock awards, and, if applicable, contracts and any supplemental compensation or benefit arrangements.

e)	Recommend to the Board compensation programs covering the Executive Team and, considering the recommendation of the CEO, approve individual compensation awards for this group. Review salary increases awarded to all officers.

f)	Evaluate competitive compensation levels for the Executive Team based on reliable industry analyses; and identify “peer group” companies to be included in competitive compensation comparisons.

g)	Annually review compensation and benefits plans.

A-1

h)	Review and recommend to the Board implementation or revision of any major compensation or benefit programs.

i)	Review and recommend to the Board all stock options, restricted stock, and other equity alternative grants.

j)	Review and approve the Compensation Committee report to shareholders in the annual proxy statement.

k)	Recommend Board of Director pay levels and programs to the Board.

l)	Report committee actions fully and promptly to the Board.

m)	Annually evaluate, and as needed, revise the Committee Charter.

n)	Retain and/or terminate any compensation consultant or consulting firm to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve the consultant’s fees and other retention terms.

o)	The Compensation Committee may also, at its discretion, engage outside legal counsel or other advisors, as it deems necessary to carry out its functions.

ADMINISTRATIVE ISSUES

In order to make efficient and informed decisions, it may be helpful to distinguish routine approvals under existing programs from the adoption of new programs or major modifications to existing programs:

•

New programs or major modifications to existing programs: Any recommendations for new programs or significant modifications to existing programs must be submitted to the Committee at least one month before the Committee meeting.

•

Routine approvals under existing programs: All normal recommendations for key executive salary increases, bonus awards, or stock option grants should be submitted to the Committee at least two weeks before the Committee meeting.

The Compensation Committee will meet at least four times per year and will hold any additional meetings as may be called by the Chairman of the Compensation Committee or a majority of the members of the Compensation Committee. Members of senior management or others may attend meetings of the Compensation Committee at the invitation of the Compensation Committee and will provide pertinent information as necessary. The Chairman of the Compensation Committee will set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Compensation Committee members prior to each meeting. The Chairman will also cause minutes of each meeting to be prepared and circulated to the Committee members. The Compensation Committee may meet via telephone conference calls. A majority of the members of the Compensation Committee will constitute a quorum for all purposes.

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ANNEX B

LAKELAND BANCORP, INC.

2009 EQUITY COMPENSATION PROGRAM

1. Purposes. This Equity Compensation Program (the “Program”) is intended to secure for Lakeland Bancorp, Inc. (the “Corporation”), its direct and indirect present and future subsidiaries, including without limitation any entity which the Corporation reasonably expects to become a subsidiary (the “Subsidiaries”), and its shareholders, the benefits arising from ownership of the Corporation’s common stock (“Common Stock”) by those selected directors, officers and key employees of the Corporation and the Subsidiaries who are responsible for future growth. The Program is designed to help attract and retain superior individuals for positions of substantial responsibility with the Corporation and the Subsidiaries and to provide these persons with an additional incentive to contribute to the success of the Corporation and the Subsidiaries.

2. Elements of the Program. In order to maintain flexibility in the award of benefits, the Program is comprised of four parts — the Incentive Stock Option Plan (“Incentive Plan”), the Supplemental Stock Option Plan (“Supplemental Plan”), the Restricted Shares Plan (“Restricted Shares Plan”) and the Restricted Stock Units Plan (the “RSU Plan”). Copies of the Incentive Plan, Supplemental Plan, Restricted Shares Plan and RSU Plan are attached hereto as Parts I, II, III and IV, respectively. Each such plan is referred to herein as a “Plan” and all such plans are collectively referred to herein as the “Plans.” In addition, the Program Administrator may issue shares of Common Stock to members of the Board of Directors of the Corporation in payment of all or any portion of directors’ fees. The grant of an award under one of the Plans shall not be construed to prohibit the grant of an award under any of the other Plans.

3. Applicability of General Provisions. Unless any Plan specifically indicates to the contrary, all Plans shall be subject to the general provisions of the Program set forth below under the heading “General Provisions of the Equity Compensation Program” (the “General Provisions”).

GENERAL PROVISIONS OF THE EQUITY COMPENSATION PROGRAM

Article 1. Administration. The Program shall be administered by the Board of Directors of the Corporation (the “Board” or the “Board of Directors”) or any duly created committee appointed by the Board and charged with the administration of the Program. To the extent required in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), such committee shall consist solely of “Outside Directors” (as defined herein). The Board, or any duly appointed committee, when acting to administer the Program, is referred to as the “Program Administrator”. Any action of the Program Administrator shall be taken by majority vote at a meeting or by unanimous written consent of all members without a meeting. No Program Administrator or member of the Board of the Corporation shall be liable for any action or determination made in good faith with respect to the Program or with respect to any option or restricted shares granted pursuant to the Program. For purposes of the Program, the term “Outside Director” shall mean a director who (a) is not a current employee of the Corporation or the Subsidiaries; (b) is not a former employee of the Corporation or the Subsidiaries who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the then current taxable year; (c) has not been an officer of the Corporation or the Subsidiaries; and (d) does not receive remuneration (which shall be deemed to include any payment in exchange for goods or services) from the Corporation or the Subsidiaries, either directly or indirectly, in any capacity other than as a director, except as otherwise permitted under Code Section 162(m) and the regulations thereunder.

Article 2. Authority of Program Administrator. Subject to the other provisions of this Program, and with a view to effecting its purpose, the Program Administrator shall have the authority: (a) to construe and interpret the

Program; (b) to define the terms used herein; (c) to prescribe, amend and rescind rules and regulations relating to the Program; (d) to determine the persons to whom options shall be granted under the Program; (e) to determine the time or times at which options shall be granted under the Program; (f) to determine the number of shares subject to any option under the Program as well as the option price, and the duration of each option and any other terms and conditions of options; (g) to determine the persons to whom and the times at which restricted shares or restricted stock units (“RSUs”) shall be granted under Parts III and IV of the Program, respectively, and to determine the number of restricted shares and RSUs so granted and the term of the restricted period and other conditions and restrictions applicable to such restricted shares and RSUs; and (h) to make any other determinations necessary or advisable for the administration of the Program and to do everything necessary or appropriate to administer the Program. All decisions, determinations and interpretations made by the Program Administrator shall be binding and conclusive on all participants in the Program and on their legal representatives, heirs and beneficiaries.

Article 3. Maximum Number of Shares Subject to the Program. The maximum aggregate number of shares of Common Stock issuable pursuant to the Program shall be 2,000,000 shares. No one person participating in the Program may receive options, restricted shares and/or RSUs for more than 300,000 shares of Common Stock in any calendar year. All such shares may be issued under any Plan which is part of the Program. In addition, the Program Administrator may issue shares of Common Stock to members of the Board of Directors of the Corporation in payment of all or any portion of directors’ fees. If any of the options (including incentive stock options) granted under the Program expire or terminate for any reason before they have been exercised in full, or any restricted shares or RSUs are forfeited, then the shares subject to those expired or terminated options or forfeited restricted shares or RSUs shall again be available for purposes of the Program. Any shares of Common Stock delivered pursuant to the Program may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Article 4. Eligibility and Participation. All directors, officers and employees of the Corporation and the Subsidiaries shall be eligible to participate in the Program. The term “employee” shall include any person who has agreed to become an employee.

Article 5. Effective Date and Term of Program. The Program shall become effective immediately upon approval of the Program by the Board of Directors of the Corporation, subject to approval of the Program by the shareholders of the Corporation within twelve months after the date of approval of the Program by the Board of Directors. The Program shall continue in effect for a term of ten years from the date that the Program is adopted by the Board of Directors, unless sooner terminated by the Board of Directors of the Corporation.

Article 6. Adjustments. In the event that the outstanding shares of Common Stock of the Corporation are hereafter increased, decreased, changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split (an “Adjustment Event”), an appropriate and proportionate adjustment shall be made by the Program Administrator in the maximum number and kind of shares as to which options, restricted shares and RSUs may be granted under the Program, and to the maximum number of shares subject to stock options, restricted share awards and RSUs that may be granted to any one person in any calendar year. A corresponding adjustment changing the number or kind of shares allocated to unexercised options and outstanding restricted shares and RSUs which shall have been granted prior to any such Adjustment Event shall likewise be made. Any such adjustment in outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share or other unit of any security covered by the option. In making any adjustment pursuant to this Article 6, any fractional shares shall be disregarded.

Article 7. Termination and Amendment of Program and Awards. No options, restricted shares or RSUs shall be granted under the Program after the termination of the Program. The Program Administrator may at any time amend or revise the terms of the Program or of any outstanding option, restricted shares or RSUs issued or granted under the Program, provided, however, that (a) any shareholder approval required by applicable law or regulation shall be obtained and (b) no amendment, suspension or termination of the Program or of any outstanding option, restricted shares or RSUs shall, without the consent of the person who has received such option, restricted shares or RSUs, impair any of that person’s rights or obligations under such option, restricted shares or RSUs.

Article 8. Privileges of Stock Ownership. Notwithstanding the exercise of any option granted pursuant to the terms of the Program, no person shall have any of the rights or privileges of a stockholder of the Corporation in respect of any shares of stock issuable upon the exercise of his or her option, or upon the grant of restricted shares or the vesting of RSUs, until certificates representing the shares of Common Stock covered thereby have been issued and delivered. No adjustment shall be made for dividends or any other distributions for which the record date is prior to the date on which any stock certificate is issued pursuant to the Program.

Article 9. Reservation of Shares of Common Stock. During the term of the Program, the Corporation will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Program.

Article 10. Tax Withholding. Prior to the delivery of any shares of Common Stock in connection with the exercise of an option, the lapse of restrictions with respect to a grant of restricted shares or the vesting of an award of RSUs, the recipient shall pay or make adequate provision acceptable to the Corporation for the satisfaction of the statutory minimum prescribed amount of federal and state income tax and other withholding obligations of the Corporation, including by having the Corporation withhold from the number of shares of Common Stock otherwise deliverable in connection with such exercise, lapse of restrictions or vesting, a number of shares of Common Stock having a Fair Market Value (as defined in Part I of the Program) equal to an amount sufficient to satisfy such tax withholding obligations.

Article 11. Employment; Service as a Director. Nothing in the Program gives to any person any right to continued employment by the Corporation or the Subsidiaries or to continued service as a director of the Corporation or the Subsidiaries or limits in any way the right of the Corporation or the Subsidiaries at any time to terminate or alter the terms of that employment or service.

Article 12. Investment Letter; Lock-Up Agreement; Restrictions on Obligation of the Corporation to Issue Securities; Restrictive Legend. Any person acquiring or receiving Common Stock or other securities of the Corporation pursuant to the Program, as a condition precedent to receiving the shares of Common Stock or other securities, may be required by the Program Administrator to submit a letter to the Corporation (a) stating that the shares of Common Stock or other securities are being acquired for investment and not with a view to the distribution thereof and (b) providing other assurances determined by the Corporation to be necessary or appropriate in order to assure that the issuance of such shares is exempt from any applicable securities registration requirements. The Corporation shall not be obligated to sell or issue any shares of Common Stock or other securities pursuant to the Program unless, on the date of sale and issuance thereof, the shares of Common Stock or other securities are either registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or exempt from registration thereunder.

Article 13. Rights Upon Termination of Employment or Service as a Director. Notwithstanding any other provision of the Program, any benefit granted to an individual who has agreed to become an employee of the Corporation or any Subsidiary or to become an employee of any entity which the Corporation reasonably expects to become a Subsidiary, shall immediately terminate if the Program Administrator determines, in its sole discretion, that such person will not become an employee of the Corporation or any Subsidiary. If a recipient ceases to be employed by or to provide services as a director to the Corporation or any Subsidiary, or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, for any reason other than death, disability or retirement (subject to satisfaction of the criteria set forth in the following sentence), then, unless any other provision of the Program provides for earlier termination, all options shall terminate immediately in the event the recipient’s employment or services as a director are terminated for cause and in all other circumstances may be exercised, to the extent exercisable on the date of termination, until 90 days after the date of termination. Notwithstanding the foregoing, unless otherwise provided by the Program Administrator, in the event an employee of the Corporation or any Subsidiary retires on or after attaining the age of 65 and after having completed at least five years of continuous employment with the Corporation and/or its Subsidiaries, then all options granted to the employee under the Plan may be exercised until 90 days after the date of retirement. Any restricted shares and/or RSUs granted to a recipient hereunder shall be forfeited if the recipient’s employment is terminated for cause prior to the expiration or termination of the restricted period and the satisfaction of any other conditions applicable to such restricted shares. If the recipient’s employment terminates for any reason other than cause, the outstanding restricted shares and RSUs of such person shall be forfeited, unless the Program Administrator, in its sole discretion, shall determine otherwise.

Article 14. Rights Upon Disability. If a recipient becomes disabled within the meaning of Section 22(e)(3) of the Code while employed by or while rendering services as a director to the Corporation or any Subsidiary (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies), then, unless any other provision of the Program provides for earlier termination, all options may be exercised, to the extent exercisable on the date of termination (or to such greater extent as shall be determined by the Program Administrator before or after the date of termination), at any time within one year after the date of termination due to disability.

Article 15. Rights Upon Death. If a recipient dies while employed by or while rendering services as a director to the Corporation or any Subsidiary (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies), then, unless any other provision of the Program provides for earlier termination, all options may be exercised by the person or persons to whom the recipient’s rights shall pass by will or by the laws of descent and distribution, to the extent exercisable on the date of death (or to such greater extent as shall be determined by the Program Administrator before or after the date of termination), at any time within one year after the date of death unless any other provision of the Program provides for earlier termination.

Article 16. Non-Transferability. Options, restricted shares and RSUs granted under the Program may not be sold, pledged, assigned or transferred in any manner by the recipient otherwise than by will or by the laws of descent and distribution and options shall be exercisable (a) during the recipient’s lifetime only by the recipient and (b) after the recipient’s death only by the recipient’s executor, administrator or personal representative, provided, however that the recipient of an option granted pursuant to Part II of the Program may transfer such options to a family member or a trust or partnership created for the benefit of family members in such manner as is acceptable to, and expressly approved by, the Program Administrator. In the case of such a transfer, the transferee’s rights and obligations with respect to the applicable options shall be determined by reference to the recipient and the recipient’s rights and obligations with respect to the applicable options had no transfer been made. The recipient shall remain obligated pursuant to Articles 10 and 12 hereunder if required by applicable law.

Article 17. Change in Control. All options, restricted shares and RSUs granted pursuant to the Program shall become fully exercisable and fully vested upon the occurrence of a Change in Control Event. As used in the Program, a “Change in Control Event” shall be deemed to have occurred if any of the following events occur:

(a) the consummation of any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the shares of the Corporation’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

(b) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, other than to a subsidiary or affiliate; or

(c) an approval by the shareholders of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation; or

(d) any action pursuant to which any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity (other than any person who owns more than ten percent (10%) of the outstanding Common Stock on the date of adoption of this Program by the Board of Directors, the Corporation or any benefit plan sponsored by the Corporation or any of its Subsidiaries) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors of the Corporation (“Voting Securities”) representing fifty-one (51%) percent or more of the combined voting power of the Corporation’s then outstanding Voting Securities (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities), unless, prior to such person so becoming such beneficial owner, the Board shall determine that such person so becoming such beneficial owner shall not constitute a Change in Control; or

(e) the individuals (A) who, as of the date on which the Program is first adopted by the Board of Directors, constitute the Board (the “Original Directors”) and (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two thirds of the Original Directors then still in office (such Directors being called “Additional Original Directors”) and (C) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of at least two thirds of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

Article 18. Merger or Asset Sale. For purposes of the Program, a merger or consolidation which would constitute a Change in Control Event pursuant to Article 17 and a sale of assets which would constitute a Change in Control Event pursuant to Article 17 are hereinafter referred to as “Article 18 Events”. In the event of an Article 18 Event, each outstanding option shall be assumed or an equivalent benefit shall be substituted by the entity determined by the Board of Directors of the Corporation to be the successor corporation. However, in the event that any such successor corporation does not agree in writing, at least 15 days prior to the anticipated date of consummation of such Article 18 Event, to assume or so substitute each such option, then the Program Administrator shall notify the holder thereof in writing or electronically that (a) such holder’s option shall be fully exercisable until immediately prior to the consummation of such Article 18 Event and (b) such holder’s option shall terminate upon the consummation of such Article 18 Event. For purposes of this Article 18, an option shall be considered assumed if, following consummation of the applicable Article 18 Event, the option confers the right to purchase or receive, for each share of Common Stock subject to the option immediately prior to the consummation of such Article 18 Event, the consideration (whether stock, cash or other securities or property) received in such Article 18 Event by holders of Common Stock for each share of Common Stock held on the effective date of such Article 18 Event (and, if holders of Common Stock are offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in such Article 18 Event is not solely common stock of such successor, the Program Administrator may, with the consent of such successor corporation, provide for the consideration to be received in connection with such option to be solely common stock of such successor equal in fair market value to the per share consideration received by holders of Common Stock in the Article 18 Event.

Article 19. Method of Exercise. Any optionee may exercise his or her option from time to time by giving written notice thereof to the Corporation at its principal office together with payment in full for the shares of Common Stock to be purchased. The date of such exercise shall be the date on which the Corporation receives such notice. Such notice shall state the number of shares to be purchased. The purchase price of any shares purchased upon the exercise of any option granted pursuant to the Program shall be paid in full at the time of exercise of the option by certified or bank cashier’s check payable to the order of the Corporation, or by shares of Common Stock, or by a combination of checks and shares of Common Stock. An optionee shall also be permitted to enter into a “cashless exercise” arrangement, to the extent permitted by applicable law. No option may be exercised for a fraction of a share of Common Stock. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be valued at their then Fair Market Value as determined by the Program Administrator in accordance with Section 4 of the Incentive Plan.

Article 20. Ten-Year Limitations. Notwithstanding any other provision of the Program, (a) no option, restricted shares or RSUs may be granted pursuant to the Program more than ten years after the date on which the Program was adopted by the Board of Directors and (b) any option granted under the Program shall, by its terms, not be exercisable more than ten years after the date of grant.

Article 21. Sunday or Holiday. In the event that the time for the performance of any action or the giving of any notice is called for under the Program within a period of time which ends or falls on a Sunday or legal holiday, such period shall be deemed to end or fall on the next day following such Sunday or legal holiday which is not a Sunday or legal holiday.

Article 22. Governing Law. The Program shall be governed by and construed in accordance with the laws of the State of New Jersey.

Article 23. Covenant Against Competition. The Program Administrator shall have the right to condition the award to an employee of the Corporation or the Subsidiaries of any award under the Program upon the recipient’s execution and delivery to the Corporation of an agreement not to compete with the Corporation and the Subsidiaries during the recipient’s employment and for such period thereafter as shall be determined by the Program Administrator. Such covenant against competition shall be in a form satisfactory to the Program Administrator.

PART I

INCENTIVE STOCK OPTION PLAN

The following provisions shall apply with respect to options granted by the Program Administrator pursuant to Part I of the Program:

Section 1. General. This Incentive Stock Option Plan (“Incentive Plan”) is Part I of the Corporation’s Program. The Corporation intends that options granted pursuant to the provisions of the Incentive Plan will qualify and will be identified as “incentive stock options” within the meaning of Section 422 of the Code. Unless any provision herein indicates to the contrary, this Incentive Plan shall be subject to the General Provisions of the Program.

Section 2. Terms and Conditions. The Program Administrator may grant incentive stock options to purchase Common Stock to any employee of the Corporation or its Subsidiaries. The terms and conditions of options granted under the Incentive Plan may differ from one another as the Program Administrator shall, in its discretion, determine, as long as all options granted under the Incentive Plan satisfy the requirements of the Incentive Plan.

Section 3. Duration of Options. Each option and all rights thereunder granted pursuant to the terms of the Incentive Plan shall expire on the date determined by the Program Administrator, but in no event shall any option granted under the Incentive Plan expire later than ten years from the date on which the option is granted. Notwithstanding the foregoing, any option granted under the Incentive Plan to any person who owns more than 10% of the combined voting power of all classes of stock of the Corporation or any Subsidiary shall expire no later than five years from the date on which the option is granted.

Section 4. Purchase Price. The option price with respect to any option granted pursuant to the Incentive Plan shall not be less than the Fair Market Value of the shares on the date of the grant of the option; except that the option price with respect to any option granted pursuant to the Incentive Plan to any person who owns more than 10% of the combined voting power of all classes of stock of the Corporation shall not be less than 110% of the Fair Market Value of the shares on the date the option is granted. For purposes of the Program, the phrase “Fair Market Value” shall mean the fair market value of the Common Stock on the date of grant or other relevant date. If on such date the Common Stock is listed on a stock exchange or is quoted on the automated quotation system of NASDAQ, the Fair Market Value shall be the closing sale price (or if such price is unavailable, the average of the high bid price and the low asked price) of a share of Common Stock on such date. If no such closing sale price or bid and asked prices are available, the Fair Market Value shall be determined in good faith by the Program Administrator in accordance with generally accepted valuation principles and such other factors as the Program Administrator reasonably deems relevant.

Section 5. Maximum Amount of Options in Any Calendar Year. The aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year (under the terms of the Incentive Plan and all incentive stock option plans of the Corporation and the Subsidiaries) shall not exceed $100,000.

Section 6. Exercise of Options. Unless otherwise provided by the Program Administrator at the time of grant or unless the installment provisions set forth herein are subsequently accelerated pursuant to the General Provisions of the Program or otherwise by the Program Administrator with respect to any one or more previously granted options, incentive stock options may only be exercised to the following extent during the following periods of time:

During	Maximum Percentage of Shares Covered by Option Which May be Purchased
First 12 months after grant	0
First 24 months after grant	25%
First 36 months after grant	50%
First 48 months after grant	75%
Beyond 48 months after grant	100%

Section 7. Failure to Satisfy Applicable Requirements. In the event that an option is intended to be granted pursuant to the provisions of this Incentive Plan but fails to satisfy one or more requirements of this Incentive Plan, such option shall be deemed to have been granted pursuant to the Supplemental Plan set forth as Part II of the Program, provided that such option satisfies the requirements of the Supplemental Plan.

PART II

SUPPLEMENTAL STOCK OPTION PLAN

The following provisions shall apply with respect to options granted by the Program Administrator pursuant to Part II of the Program:

Section 1. General. This Supplemental Stock Option Plan (“Supplemental Plan”) is Part II of the Corporation’s Program. Any option granted pursuant to this Supplemental Plan shall not be an incentive stock option as defined in Section 422 of the Code. Unless any provision herein indicates to the contrary, this Supplemental Plan shall be subject to the General Provisions of the Program.

Section 2. Terms and Conditions. The Program Administrator may grant supplemental stock options to any person eligible under Article 4 of the General Provisions. The terms and conditions of options granted under this Supplemental Plan may differ from one another as the Program Administrator shall, in its discretion, determine as long as all options granted under this Supplemental Plan satisfy the requirements of this Supplemental Plan.

Section 3. Duration of Options. Each option and all rights thereunder granted pursuant to the terms of this Supplemental Plan shall expire on the date determined by the Program Administrator, but in no event shall any option granted under this Supplemental Plan expire later than ten years from the date on which the option is granted.

Section 4. Purchase Price. The option price with respect to any option granted pursuant to this Supplemental Plan shall be determined by the Program Administrator at the time of grant, but shall not be less than the “Fair Market Value” (as defined in Part I of the Plan) of the shares on the date of the grant of the option.

Section 5. Exercise of Options. Unless otherwise provided by the Program Administrator at the time of grant or unless the installment provisions set forth herein are subsequently accelerated pursuant to the General Provisions of the Program or otherwise by the Program Administrator with respect to any one or more previously granted options, supplemental stock options may only be exercised to the following extent during the following periods of time:

During	Maximum Percentage of Shares Covered by Option Which May be Purchased
First 12 months after grant	0
First 24 months after grant	25%
First 36 months after grant	50%
First 48 months after grant	75%
Beyond 48 months after grant	100%

Notwithstanding the foregoing, unless otherwise provided by the Program Administrator at the time of grant or unless the installment provisions set forth herein are subsequently accelerated pursuant to the General Provisions of the Program or otherwise by the Program Administrator with respect to any one or more previously granted options, supplemental stock options granted to a member of the Board who, on the date of grant, is not an employee of the Corporation or any of its Subsidiaries may only be exercised to the following extent during the following periods of time:

During	Maximum Percentage of Shares Covered by Option Which May be Purchased
First 12 months after grant	20%
First 24 months after grant	40%
First 36 months after grant	60%
First 48 months after grant	80%
Beyond 48 months after grant	100%

PART III

RESTRICTED SHARES PLAN

Section 1. Grant of Restricted Shares. The Program Administrator may from time to time cause the Corporation to grant restricted shares (“Restricted Shares”) to officers, directors and employees of the Corporation and its Subsidiaries subject to such restrictions, conditions and other terms as the Program Administrator may determine.

Section 2. Restrictions. At the time a grant of Restricted Shares is made, the Program Administrator shall establish a period of time (the “Restricted Period”) applicable to such Restricted Shares. Each grant of Restricted Shares may be subject to a different Restricted Period. The Program Administrator may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which shall be applicable to all or any portion of the Restricted Shares. The Program Administrator may also, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of such Restricted Shares. None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Program Administrator with respect to such Restricted Shares.

Section 3. Restricted Share Certificates. The Corporation shall issue, in the name of each recipient to whom Restricted Shares have been granted, stock certificates representing the total number of Restricted Shares granted to such person, as soon as reasonably practicable after the grant. The Corporation, at the direction of the Program Administrator, shall hold such certificates, properly endorsed for transfer, for the recipient’s benefit until such time as the Restricted Shares are forfeited to the Corporation, or the restrictions lapse.

Section 4. Rights of Holders of Restricted Shares. Unless otherwise provided by the Program Administrator, holders of Restricted Shares shall have the right to vote such shares and have the right to receive any cash dividends with respect to such shares. All distributions, if any, received by a recipient with respect to Restricted Shares as a result of any stock split, stock distribution, a combination of shares, or other similar transaction shall be subject to the restrictions of this Part III.

Section 5. Forfeiture. Any Restricted Shares granted to a recipient hereunder shall be forfeited if the recipient’s employment is terminated for cause prior to the expiration or termination of the Restricted Period and the satisfaction of any other conditions applicable to such Restricted Shares. Upon such forfeiture, the Restricted Shares that are forfeited shall be retained in the treasury of the Corporation and be available for subsequent awards under the Program, unless the Program Administrator directs that such Restricted Shares be canceled upon forfeiture. If the recipient’s employment terminates for any reason other than cause, the Restricted Shares of such person shall be forfeited, unless the Program Administrator, in its sole discretion, shall determine otherwise.

Section 6. Delivery of Restricted Shares. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Program Administrator, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the recipient or his beneficiary or estate, as the case may be.

PART IV

RESTRICTED STOCK UNIT PLAN

Section 1. Grant of Restricted Stock Units. The Program Administrator may from time to time cause the Corporation to grant restricted stock units (“RSUs”) to officers, directors and employees of the Corporation and its Subsidiaries subject to such restrictions, conditions and other terms as the Program Administrator may determine. RSUs are awards denominated in units evidencing the right to receive shares of Common Stock, which may vest over such period of time and/or upon satisfaction of such performance criteria or objectives as is determined by the Program Administrator at the time of grant and set forth in a Restricted Stock Unit Award Agreement approved by the Program Administrator, without payment of any amounts by the recipient thereof (except to the extent required by law). Prior to delivery of shares of Common Stock with respect to an award of RSUs, the recipient shall have no rights as a stockholder of the Corporation. Upon satisfaction and/or achievement of the applicable vesting requirements relating to an award of RSUs, the recipient thereof shall be entitled to receive a number of shares of Common Stock that are equal to the number of RSUs that became vested. To the extent, if any, set forth in the applicable Restricted Stock Unit Award Agreement, cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the applicable vesting period, as determined by the Program Administrator.

Section 2. Restrictions. At the time a grant of RSUs is made, the Program Administrator shall establish the vesting requirements applicable thereto, which may be based on performance of services for a specified period of time and/or the achievement of such performance objectives or conditions as the Program Administrator may require. Each grant of RSUs may be subject to different vesting requirements. Unless otherwise provided by the Restricted Stock Unit Award Agreement, any RSUs granted pursuant to the Plan shall be forfeited if the recipient’s employment or service with the Corporation or its Subsidiaries terminates for any reason prior to the expiration or termination of the applicable vesting period and/or the achievement of such other vesting conditions applicable to the award. The Program Administrator may, in its sole discretion, shorten, terminate or modify the vesting restrictions applicable to all or a portion of such RSUs. RSUs may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Fredericks and Thomas J. Shara, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Lakeland Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Perona Farms, 350 Andover Sparta Road, Andover, New Jersey 07821, on May 21, 2009, at 5:00 p.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

Vote On Proposals:

1. ELECTION OF THREE DIRECTORS NOMINEES:

NOMINEES:
☐	FOR ALL NOMINEES	( )	Bruce D. Bohuny

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	( )	Mary Ann Deacon

☐	FOR ALL EXCEPT (see instructions below)	( )	Joseph P. O’Dowd

(The Board of Directors recommend a vote “FOR” election of the Nominees)

Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: (    )

2. TO VOTE FOR THE APPROVAL OF THE COMPANY’S 2009 EQUITY COMPENSATION PROGRAM.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(The Board of Directors recommend a vote “FOR” this proposal)

3. TO RATIFY THE APPOINTMENT OF GRANT THORTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(The Board of Directors recommend a vote “FOR” this proposal)

4. TO APPROVE, ON A NON-BINDING BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DETERMINED BY THE COMPENSATION COMMITTEE.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(The Board of Directors recommend a vote “FOR” this proposal)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. (If no direction is made, this proxy will be voted “FOR” the election of the three nominees for director, “FOR” the approval of the Company’s 2009 Equity Compensation Program, “FOR” the ratification of the appointment of Grant Thorton LLP and “FOR” the non-binding approval of the compensation of the Company’s named executive officers.)

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership or limited liability company, then please sign in the entity name by authorized person.

Please mark here if you plan to attend the meeting.  ☐

Signature

Dated:            , 2009

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTE BY INTERNET - www.voteproxy.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-PROXIES

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.